Exhibit 2.1

DATED	June 16, 2023

REZOLVE LIMITED

and

REZOLVE AI LIMITED

and

REZOLVE GROUP LIMITED (Cayman)

and

REZOLVE MERGER SUB, INC.

and

ARMADA ACQUISITION CORP. I

DEED OF RELEASE, AMENDMENT AND RESTATEMENT

relating to a business combination agreement dated 17 December 2021

5 New Street Square | London EC4A 3TW
Tel +44 (0)20 7300 7000
Fax +44 (0)20 7300 7100
DX 41 London www.taylorwessing.com

Index

Clause No.		Page No.

1.	Definitions	2

2.	Release	2

3.	Amendment and Restatement	2

4.	Counterparts	2

5.	Law	2

schedule 1		3

THIS DEED is made June 16, 2023

BETWEEN

(1)

Rezolve Limited a private company registered under the laws of England and Wales with registration number 09773823 with registered office at 3rd Floor 80 New Bond Street, Mayfair, London, United Kingdom, W1S 1SB (“Company”);

(2)

Rezolve AI Limited a private company registered under the laws of England and Wales with registration number 14573691 with registered office at 5 New Street Square, London, United Kingdom, EC4A 3TW (“New Company”);

(3)	Rezolve Group Limited a Cayman Islands registered company (“CaymanCo”);

(4)	Rezolve Merger Sub, Inc. a Delaware corporation (“MergerSub”); and

(5)	Armada Acquisition Corp. I with registered office at 2005 Market Street, Suite 3120 Philadelphia, PA 19103, United States of America (“Armada”).

INTRODUCTION

(A)

The Company, CaymanCo, MergerSub and Armada entered into a business combination agreement (the “BCA”) dated 17 December 2021 (the “Effective Date”) and amended by way of a side letter dated 10 November 2022 (the “Side Letter”).

(B)

Pursuant to the Side Letter, it was agreed that CaymanCo be removed as a party to the BCA, such that it was intended that the Company would become the listed entity on Nasdaq upon closing of the SPAC transaction.

(C)

It is now intended that a demerger be effected pursuant to section 110 Insolvency Act 1986 under which the Company is to enter into a voluntary winding up procedure and part of the Company’s business and assets, being all of its business and assets except for certain shares in the following entities, namely Rezolve Information Technology (Shanghai) Co Ltd and its wholly owned subsidiary Nine Stone (Shanghai) Ltd and Rezolve Information Technology (Shanghai) Co Ltd Beijing Branch and certain other excluded assets are to be transferred to the New Company in exchange for the issue of shares of the same classes in the New Company for distribution amongst the shareholders in the Company in proportion to their holdings of shares of each class in the Company. Accordingly, it is intended that the New Company will become the listed entity on Nasdaq upon closing of the SPAC transaction.

(D)

The New Company was not a party to the Original BCA that was entered into on the Effective Date, but the parties have agreed to amend and restate the terms of the Original BCA (as amended by the Side Letter) pursuant to the terms of this deed, whereby, among other things, the New Company will become a party to the BCA when the amendment and restatement of the BCA takes effect, which will occur on the date of this deed.

(E)

CaymanCo is to be released and discharged from its obligations under the BCA, and the Company, the New Company, MergerSub and Armada (each a “Remaining Party” and together the “Remaining Parties”) are to release and discharge CaymanCo, from the BCA on the basis of each Remaining Party’s agreement to perform, discharge and observe the terms of the BCA (as amended by this deed) as if CaymanCo was not a party to the BCA.

AGREED TERMS

1.	Definitions

In this deed terms defined in the BCA and not otherwise defined herein shall, unless the context otherwise requires, have the same meanings when used in this deed.

2.	Amendment and Restatement

With effect from the date of this deed, the BCA shall be amended and restated in the form set out in schedule 1 so that the rights and obligations of the parties under the BCA shall be governed by the terms set out in schedule 1.

3.	Release

3.1	Each Remaining Party:

(a)	undertakes to perform, discharge and observe all obligations and liabilities on the part of that Remaining Party under the BCA as amended by this deed; and

(b)	agrees to be bound by all the provisions of the BCA as amended by this deed,

as if the CaymanCo was not a party to the BCA on and from the Effective Date.

3.2

Each Remaining Party unconditionally releases and discharges CaymanCo from all obligations and liabilities whatsoever under the BCA and confirms that it has no claim of any kind against CaymanCo under or in respect of the BCA.

4.	Counterparts

This deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this agreement.

5.	Law

This deed shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to Contracts executed in and to be performed in that State. The provision of sections 8.5 and 8.16 of the BCA as amended and attached to this deed shall apply as if set out herein.

This agreement has been executed and delivered as a deed on the date shown at the beginning of this agreement.

2

SCHEDULE 1

The Amended and Restated Business Combination Agreement

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

ARMADA ACQUISITION CORP. I,

REZOLVE MERGER SUB

REZOLVE LIMITED

AND

REZOLVE AI LIMITED

ORIGINALLY DATED AS OF DECEMBER 17, 2021

AS AMENDED ON NOVEMBER 10, 2022

AND FURTHER AMENDED AND RESTATED ON [•] 2023

3

i

ANNEXES AND EXHIBITS

Exhibit A	Form of Investor Rights Agreement
Exhibit B	Form of Transaction Support Agreement
Exhibit C	Company Pre-IPO Articles of Association
Exhibit D	Form of Promissory Note
Exhibit E	Indemnification Deed
Exhibit F	Company Articles of Association to be adopted on Closing

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of December 17, 2021 (the “Original Date”) and amended as of November 10, 2022 (the “First Amendment Date”) and further amended and restated pursuant to the terms of an amendment and restatement deed dated June 16, 2023 (the “Second Amendment Date”), is made by and among Armada Acquisition Corp. I, a Delaware corporation (“Armada”), Rezolve Merger Sub, Inc., a Delaware corporation (“Rezolve Merger Sub”), Rezolve Limited, a private limited liability company registered under the laws of England and Wales with registration number 09773823 (the “Original Company”) and Rezolve AI Limited, a private limited liability company registered under the laws of England and Wales with registration number 14573691 (the “New Company”). Armada, and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, Armada is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, the Original Company is incorporated in England and has agreed so far as applicable to it to effect the transactions contemplated by this Agreement, including the PIPE Financing, the Company Reorganization, the Merger (as each such term is herein defined) and the transactions contemplated thereby and with effect from the completion of the Pre-Closing Demerger (the “Demerger Completion”) it is to be substituted in this Agreement by the New Company, which is incorporated in England and accordingly prior to and in relation to all matters prior to the Demerger Completion references in this Agreement to the “Company” shall be to the Original Company and with effect from and in relation to all matters post the Demerger Completion shall be to the New Company;

WHEREAS, pursuant to the Governing Documents of Armada, Armada is required to provide an opportunity for its shareholders to have their outstanding Armada Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the Armada Shareholder Approval;

WHEREAS, as Armada Sponsor, LLC, a Delaware limited liability company (the “Sponsor”) owns certain Armada Shares;

WHEREAS, pursuant to the terms of that certain Letter Agreement dated August 12, 2021, by and among Armada, its officers, its directors and the Sponsor, such persons have agreed to vote all their Armada Shares in favor of a business combination, if Armada solicits approval for such business combination from its stockholders;

WHEREAS the Original Company on or about the Original Date entered into a convertible loan agreement and related agreements (collectively the “Loan Agreements”) with Apeiron Investment Group Limited (“AIGL”) providing for a convertible loan in the amount of twenty million dollars ($20,000,000) to the Original Company by AIGL as subsequently amended and restated as of 24 May 2023 such that the convertible loan is in the amount of $39,625,000;

WHEREAS, Armada and (on the Original Date) Rezolve Group Limited (“Cayman NewCo”) a Cayman Islands company entered into a subscription agreement with certain investors (collectively, the “PIPE Investors”), substantially in the form agreed to by the parties thereto and to the extent that any new or replacement agreement(s) is entered into with the New Company such agreement(s) is referred to herein as the “PIPE Subscription Agreement”, being an agreement under which each PIPE Investor would agree to subscribe for and purchase on the Closing Date, and the New Company would agree to issue and sell to each such PIPE Investor on the Closing Date, the number of shares in the New Company and/or the number of securities convertible into or exchangeable for shares in the New Company identified and set forth in the applicable PIPE Subscription Agreement in exchange for the purchase price set forth therein (the equity financing under all PIPE Subscription Agreements, collectively, the “PIPE Financing”), in each case, on the terms and subject to the conditions set forth in the applicable PIPE Subscription Agreement;

WHEREAS, prior to Closing, the Original Company, the New Company and certain of the Original Company Shareholders are to enter into a demerger support agreement pursuant to which they agree to take such steps as are required (including in the case of the Original Company Shareholders, voting in favour of shareholder resolutions required ) to effect a demerger pursuant to section 110 Insolvency Act 1986 under which the Original Company is to enter into a voluntary winding up procedure and part of the Original Company’s business and assets, being all of its business and assets except for certain shares in the following entities, namely Rezolve Information Technology (Shanghai) Co Ltd and its wholly owned subsidiary Nine Stone (Shanghai) Ltd and Rezolve Information Technology (Shanghai) Co Ltd Beijing Branch and certain other excluded assets (together the “Excluded Assets”) are to be transferred to the New Company in exchange for the issue of Company Shares of the same classes in the New Company for distribution amongst the Original Company Shareholders in proportion to their holdings of Original Company Shares of each class (the “Pre-Closing Demerger”) and references in this agreement to the Company Shares to be listed shall be to the shares in the New Company;

WHEREAS as part of the Pre-Closing Demerger, the Original Company is to agree to novate, assign or otherwise transfer (as applicable) all its rights and obligations under the Ancillary Agreements to which it is a party, such that the Company will be bound by the relevant agreements in the place of the Original Company;

WHEREAS, at the Closing, the Company, the Sponsor and certain other Company Shareholders shall enter into an investor rights agreement, substantially in the form attached hereto as Exhibit A (the “Investor Rights Agreement”), pursuant to which, among other things, certain Persons (a) will be granted certain registration rights with respect to their respective Company Shares, (b) will be subject to a customary post-Closing lock-up period of 6-months with respect to their respective Company Shares, as further described therein, and (c) will be entitled to nominate and appoint individuals to the Company Board following the Closing, in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, the Board of Directors of Armada the (“Armada Board”) has (a) approved this Agreement, the Ancillary Documents to which Armada is or will be a party and the transactions contemplated hereby and thereby and (b) recommended, among other things, approval of this Agreement and the transactions contemplated by this Agreement by the holders of Armada Shares entitled to vote thereon;

WHEREAS, the board of directors of the Original Company (or a committee of such board) has approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby;

WHEREAS, the board of directors of the New Company has approved this Agreement, the Ancillary Documents to which the New Company is or will be party and the transactions contemplated hereby and thereby;

WHEREAS, the board of directors of Rezolve Merger Sub has approved this Agreement, the Ancillary Documents to which Rezolve Merger Sub is or will be party and the transactions contemplated hereby and thereby;

WHEREAS, concurrently with the execution of this Agreement, each Key Company Shareholder has duly executed and delivered to Armada a transaction support agreement as amended on or about the Amendment Date, substantially in the form attached hereto as Exhibit B (collectively, the “Transaction Support Agreements”), pursuant to which each such Key Company Shareholder has agreed to, among other things, (a) to vote in favor of all Company resolutions such that on the Company Reorganization Date, the Company Series A Shares will be reclassified as Ordinary Shares and any other necessary resolutions are passed such that immediately following such steps each Company Shareholder will hold, by virtue only of his holding of Existing Shares and Newly Issued Shares as at immediately prior to the Company Reorganization, his, her or its applicable pro rata portion of the Aggregate Stock Consideration (such pro rata proportion being determined solely by reference to the Existing Shares and the Newly Issued Shares) in accordance with the terms and conditions set forth herein (to the extent that he, she or it does not already hold such pro rata portion after the Pre-Closing Demerger) (such steps and any additional steps contemplated therein or thereby collectively, the “Company Reorganization”) (such shareholder’s resulting holding of his pro rata portion of the Aggregate Stock Consideration being referred to as his “ASC Holding” and any holding he has of Company Shares otherwise issued, including as envisaged by this agreement, being additional to such ASC Holding) (b) support and, to the extent required under the Articles of Association of the Company or applicable Law, vote in favor of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby, the Pre-Closing Demerger, the Company Reorganization, the Merger, and the transactions contemplated thereby, (c) enter into any other agreement, certificate or other document determined by the Company or Armada to be necessary to effectuate the intent of this Agreement, the transactions contemplated thereby, including without limitation, the Pre-Closing Demerger, Company Reorganization and the Merger, (d) enter into the Written Consent and any other agreements or documents necessary, required or in connection with the Company Reorganization, the Merger, this Agreement, the Ancillary Documents, or the other transactions contemplated hereby and thereby, and I take, or cause to be taken, any actions necessary to cause certain agreements to be terminated effective as of the Closing; and

WHEREAS, following the Pre-Closing Demerger, and the Company Reorganization (i) Rezolve Merger Sub shall be merged with and into Armada whereupon Rezolve Merger Sub will cease to exist and with Armada surviving the Merger as a subsidiary of the Company (the “Merger”) and (ii) Armada shall loan all of its remaining cash in the Trust Account to the Company in exchange for a promissory note, to enable the Company to fund working capital and transaction expenses.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Additional Armada SEC Reports” has the meaning set forth in Section 4.8.

“Additional Issuances” means the number of Equity Securities equal to (i) the Equity Securities issued pursuant to the Reissued Options, plus (ii) the DBLP New Shares which were issued pursuant to the arrangements described and contemplated in Section 3.2(b) (under the heading “Dan Wagner”) and/or (e) related to Daniel Wagner of the Company Disclosure Schedule, plus (iii) the Aperitus Shares plus (iv) the Apeiron New Shares and the Wickens New Shares plus (iv) any other Equity Securities of the Company that are issued or proposed to be issued after the Second Amendment Date and before Closing to any Person including but not limited to any officer, director, employee, consultant, advisor, agent, representative, service provider, partner, member, or equity holder of any Group Company or any of their respective Affiliates, other than as envisaged as part of the transactions in this Agreement including without limitation pursuant to the Pre-Closing Demerger, the Company Reorganization, the PIPE Financing and the Loan Agreements (and the conversion of the loans pursuant thereto) and for the avoidance of doubt the Newly Issued Shares shall not be included as Additional Issuances.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliated Group” means a group of Persons that elects to, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, aggregate group, consolidated group, combined group, unitary group or other group recognized by applicable Tax Law.

“Aggregate Closing PIPE Proceeds” means the aggregate cash proceeds actually received (or deemed received as agreed among the Parties) by the Company in respect of the PIPE Financing (whether prior to or on the Closing Date). For the avoidance of doubt any cash proceeds actually received (or deemed received as agreed among the Parties) by the Company in respect of any amounts funded under a PIPE Subscription Agreement prior to the Closing Date shall constitute, and be taken into account for purposes of determining, the Aggregate Closing PIPE Proceeds (without, for the avoidance of doubt, giving effect to, or otherwise taking into account, the use of any such proceeds).

“Aggregate Stock Consideration” means a number of the Company Shares (being Shares in the New Company) equal to the quotient obtained by dividing (x) the Enterprise Value, by (y) the Company Share Value.

“Aggregate Transaction Proceeds” means an amount equal to the sum of (i) the aggregate cash proceeds available for release to Armada (or any designee thereof) from the Trust Account in connection with the transactions contemplated hereby as evidenced by the Promissory Note, and (ii) the Aggregate Closing PIPE Proceeds, (after giving effect to all of the Armada Shareholder Redemptions but gross of any fees, expenses, commissions and liabilities, including but not limited to any Armada Expenses or Company Expenses).

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“AIGL” has the meaning set forth in the Recitals.

“Ancillary Documents” means the Employment Agreements, the Investor Rights Agreement, the Restrictive Covenant Agreements, the PIPE Subscription Agreement, the Transaction Support Agreements, the Company Pre-IPO Articles of Association, the Company Articles of Association, the Company Incentive Equity Plan Term Sheet, the Plan of Merger, and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws or Orders related to combatting bribery, corruption and money laundering.

“Antitrust Laws” means any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act.

“ANY agreement” means the binding term sheet dated May 24, 2023 between (a) The Radio Group GmbH (b) Lokalradios RLP GmbH (c) Radio Frankfurt Media GmbH (the parties in (a), (b) and (c) being referred to as the “Sellers of ANY”) (d) Stephen Schwenk, (e) the Original Company and (f) the New Company for the acquisition by the Original Company or, after the Pre-Completion Demerger, by the New Company of all the shares in ANY Lifestyle Marketing GmbH.

“ANY Deferred Shares” means the 14,427,185 deferred shares in the Original Company held by the Sellers of ANY or after the Pre-Completion Demerger and the Company Reorganisation such adjusted number of deferred shares in the New Company such number being adjusted in consequence of the Pre-Completion Demerger and the Company Reorganisation to be such number of deferred shares in the New Company as represents an equivalent proportion of the then issued share capital of the New Company immediately after the Pre-Closing Demerger and Company Reorganisation as they represented of the issued share capital of the Original Company before the Pre-Closing Demerger and the Company Reorganisation.

“Apeiron New Shares” means the 850,000 Company Shares issued to Apeiron Investment Group Limited on 30 November 2022 such number being adjusted in consequence of the Pre-Completion Demerger and the Company Reorganisation to be such number of Company Shares in the New Company as represents an equivalent proportion of the then issued share capital of the New Company immediately after the Pre-Closing Demerger and Company Reorganisation as they represented of the issued share capital of the Original Company before the Pre-Closing Demerger and the Company Reorganisation.

“Aperitus Shares” means Company Shares issued to Aperitus Limited being 10,000,000 Ordinary Shares prior to the Demerger Completion and such number of Ordinary Shares in the New Company as represents an equivalent proportion of the then issued share capital of the New Company immediately after the Pre-Closing Demerger and Company Reorganisation as they represented of the issued share capital of the Original Company before the Pre-Closing Demerger and the Company Reorganisation;

“Armada” has the meaning set forth in the introductory paragraph to this Agreement.

“Armada Board” has the meaning set forth in the recitals.

“Armada Closing Payment Statement” has the meaning set forth in Section 2.3(a).

“Armada D&O Persons” has the meaning set forth in Section 5.13(a).

“Armada Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by Armada on the Original Date.

“Armada Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to a Group Company or any Company Shareholder pursuant to the terms of this Agreement or any Ancillary Document) by Armada in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, placement agents or other agents or service providers of Armada and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to Armada pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Armada Expenses shall not include any Company Expenses nor any Transfer Taxes or other Taxes (except for irrecoverable VAT incurred by Armada on any Armada Expenses).

“Armada Financial Statements” means all of the financial statements of Armada included in the Armada SEC Reports.

“Armada Fundamental Representations” means the representations and warranties made with respect to Armada set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.3 (Board Approval), Section 4.5 (Brokers), Section 4.7 (Capitalization of Armada), and the first four sentences of Section 4.10 (Trust Account).

“Armada Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on the ability of Armada to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

“Armada Material Contracts” has the meaning set forth in Section 4.12.

“Armada Non-Party Affiliates” means, collectively, each Armada Related Party and each of the former, current or future Affiliates, Representatives, shareholders, successors or permitted assigns of any Armada Related Party (other than, for the avoidance of doubt, Armada).

“Armada Post-Closing Representation” has the meaning set forth in Section 8.19(a).

“Armada Related Parties” has the meaning set forth in Section 4.13.

“Armada Related Party Transactions” has the meaning set forth in Section 4.13.

“Armada SEC Reports” has the meaning set forth in Section 4.8.

“Armada Shareholder Approval” means, collectively, the approval of each Transaction Proposal by the affirmative vote of the holders of the requisite number of Armada Shares entitled to vote thereon, whether in person or by proxy at the Armada Shareholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of Armada and applicable Law.

“Armada Shareholder Redemption” means the right of the holders of Armada Shares to redeem all or a portion of their Armada Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of Armada.

“Armada Shareholders Meeting” has the meaning set forth in Section 5.8.

“Armada Shares” means Armada’s Common Stock with a per share par value of $0.0001 each having the rights set out in the Governing Documents of Armada.

“Armada Unit” means each outstanding unit consisting of one Armada Share and one-half of one Public Warrant.

“Articles of Association of the Company” means the articles of association of the Company as in force from time to time;

“Articles of Association of the Original Company” means the articles of association of the Original Company as in force from time to time;

“ASC Holding” has the meaning set forth in the Recitals.

“Audited Financial Statements” has the meaning set forth in Section 3.4(a).

“Business” means the business of the Group Companies, as presently conducted, and any activities, services or products incidental or attendant thereto.

“Business Combination Proposal” has the meaning set forth in Section 5.8.

“Business Day” means a day, other than a Saturday or Sunday, on which the SEC in Washington D.C. and commercial banks in New York, New York and London, United Kingdom are open for the general transaction of business.

“Cayman NewCo” has the meaning set forth in the introductory paragraph to this Agreement.

“CBA” means any collective bargaining agreement or other Contract with any labor union, works council, labor organization or employee representative.

“Change of Control Payment” means, without duplication, (a) any success, change of control, retention, transaction bonus, severance or other similar payment or amount to any Person as a result of, or in connection with, this Agreement or the transactions contemplated hereby (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events), and the employer portion of employment, payroll or similar Taxes payable as a result of the foregoing, or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, or any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction (in the case of each of clause (a) and (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Document).

“Closing” has the meaning set forth in Section 2.2.

“Closing Company Audited Financial Statements” has the meaning set forth in Section 3.4(c).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“Closing Statement” has the meaning set forth in Section 2.3(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means (a) any transaction or series of transactions under which any Person(s), directly or indirectly, (i) acquires or otherwise purchases the Company or any of its controlled Affiliates or (ii) acquires all or a portion of assets, Equity Securities or businesses of the Company or any of its controlled Affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise), or (b) any equity or similar investment in the Company or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents, the Pre-Closing Demerger or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Articles of Association” has the meaning set forth in Section 2.01(a).

“Company Board” has the meaning set forth in Section 5.15.

“Company D&O Persons” has the meaning set forth in Section 5.14.

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to Armada by the Original Company on the Original Date and as updated by the Company on Closing.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, placement agents, brokers, investment bankers, consultants, or other agents, or service providers of any Group Company, (b) all Change of Control Payments, and (d) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document. Company Expenses shall include those fees payable to Marcel Reichart Limited as referred to in Section 3.2(e) of the Disclosure Schedules. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any Armada Expenses nor any Transfer Taxes or other Taxes (except for (i) irrecoverable VAT incurred by a Group Company on any Company Expenses and (ii) any Taxes specifically referenced in the definition of Change of Control Payments).

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization and Qualification), Sections 3.2(a) to (d) (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.8(a) (Absence of Changes), Section 3.16 (Taxes), Section 3.17 (Brokers) and Section 3.19 (Transactions with Affiliates).

“Company Incentive Equity Plan” has the meaning set forth in Section 5.17.

“Company IT Systems” means all computer systems, Software and hardware, including peripherals and ancillary equipment, communication systems, interfaces, platforms, servers, network equipment and any associated proprietary materials, user manuals and other related documentation, including any outsourced systems and processes, in each case, relied on, owned, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than a Group Company) that is licensed to or used by any Group Company.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated under this Agreement in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the Original Date from or related to (i) any change or proposed change in or change in the interpretation of any Law or GAAP after the Original Date; (ii) events or conditions generally affecting the industries or geographic areas in which the Group Company operates; (iii) any significant downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (vi) epidemics, pandemics or disease outbreaks (including any escalation or general worsening of any such epidemic, pandemic or disease outbreak, including the COVID-19 virus) and provided further that the Pre-Closing Demerger shall not be deemed to amount to a Company Material Adverse Effect.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company Offerings” means any and all products or services offered, licensed, provided, sold, distributed, made available or otherwise exploited by or for any Group Company, and any and all products or services under active design or development (or already designed or developed) by or for any Group Company to be released within the next 3 months, including all versions and releases of the foregoing.

“Company Ordinary Shares” means the shares in the capital of the Company, designated as “Ordinary Shares” pursuant to the Articles of Association of the Company and for all matters relating to the period before the Pre-Closing Demerger shall refer to such shares designated as “Ordinary Shares” of the Original Company and for all matters relating to the period from and after the Demerger Completion shall refer to such shares designated as “Ordinary Shares” of the New Company.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned by the Group Companies.

“Company Post-Closing Representation” has the meaning set forth in Section 8.19(b).

“Company Pre-IPO Articles of Association” has the meaning set forth in Section 2.01(a).

“Company Public Warrant” means each warrant to purchase one Company Share at an issue price of $11.50 per share.

“Company Registered Intellectual Property” means all Company Owned Intellectual Property that is registered to any Group Company or the subject of an application for registration in the name of any Group Company.

“Company Related Party” has the meaning set forth in Section 3.19.

“Company Related Party Transactions” has the meaning set forth in Section 3.19.

“Company Reorganization” has the meaning set forth in the recitals.

“Company Reorganization Date” has the meaning set forth in Section 2.1(a).

“Company Securities” means, collectively, the Company Shares and the Company Public Warrants.

“Company Series A Shares” means the series A preferred shares in the capital of the Company, designated as “Series A Shares” pursuant to the Articles of Association of the Company and for all matters relating to the period before the Pre-Closing Demerger shall refer to such shares designated as “Series A Shares” of the Original Company and for all matters relating to the period from and after the Demerger Completion shall refer to such shares designated as “Series A Shares” of the New Company.

“Company Shareholder Agreement” means the Shareholder Deed, dated as of December 18, 2018, between the Original Company and certain Original Company Shareholders, or such shareholder agreement as may apply in relation to the New Company after the Demerger Completion.

“Company Shareholders” means, collectively, the holders of Company Shares as of any determination time at or prior to the Closing.

“Company Shares” means, collectively, the Company Series A Shares and the Company Ordinary Shares.

“Company Share Value” means $10.00.

“Company Software” means all Software owned by or licensed to a Group Company.

“Confidentiality Agreement” means that certain mutual non-disclosure agreement, dated as of August 8, 2021, by and between the Company and Armada.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, waiting period expiration or termination, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person, including without limitation with respect to any applicable Antitrust Laws.

“Contract” or “Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement (whether written or oral).

“Controlled Function” means a controlled function for the purposes of section 59 of FSMA as specified in the FCA Handbook (as applicable) from time to time.

“Copyleft License” means any license of Intellectual Property that provides, as a condition to the use, modification or distribution of such licensed Intellectual Property, that such licensed Intellectual Property, or any other Intellectual Property that is incorporated into, derived from, based on, linked to, or used or distributed with such licensed Intellectual Property, be licensed, distributed, or otherwise made available: (a) in a form other than binary or object code (e.g., in source code form); (b) under terms that permit redistribution, reverse engineering, or creation of derivative works or other modification of any of the foregoing Intellectual Property; or (c) without a license fee. “Copyleft Licenses” include the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“COVID-19” means SARS-CoV-2 or COVID-19 (and all related strains and sequences), and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“Creator” has the meaning set forth in Section 3.13(h).

“Demerger Completion” has the meaning set forth in the introductory paragraph to this Agreement.

“Determination Notice” has the meaning set forth in Section 2.8.

“DBLP New Shares” means the 27,246,461 Company Shares issued to DBLP Sea Cow Limited on 30 November 2022 such number being adjusted in consequence of the Pre-Completion Demerger and the Company Reorganisation to be such number of Company Shares in the New Company as represents an equivalent proportion of the then issued share capital of the New Company immediately after the Pre-Closing Demerger and Company Reorganisation as they represented of the issued share capital of the Original Company before the Pre-Closing Demerger and the Company Reorganisation.

“Employee Benefit Plan” means each equity or equity-based compensation, retirement, pension, enhanced redundancy, savings, profit sharing, bonus, commission, overtime, incentive, severance, separation, employment, change in control, retention, deferred compensation, medical, retiree or post-termination health or welfare, salary continuation, fringe or other compensatory plan, program, policy agreement arrangement or Contract that any Group Company maintains, sponsors or contributes to (or is required to contribute to), or under or with respect to which any Group Company has or could reasonably expect to have any Liability.

“Employment Agreements” has the meaning set out in Section 5.18(a).

“Enterprise Value” means $1,600,000,000.

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.3(b).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.6(a).

“Exchange Agent Agreement” has the meaning set forth in Section 2.6(a).

“Exchange Ratio” means an exchange ratio of one (1) Company Share for every one (1) Armada Share.

“Existing Shares” means those Company Shares originally in issue at the Original Date and being after the Demerger Completion such number of Company Shares in the New Company as represents an equivalent proportion of the then issued share capital of the New Company immediately after the Pre-Closing Demerger and Company Reorganisation as they represented of the issued share capital of the Original Company before the Pre-Closing Demerger and the Company Reorganisation and for the avoidance of doubt excluding (i) the Additional Issuances and (ii) the Newly Issued Shares;

“Export Control Laws” means any Law or Order related to import and export controls administered and enforced by the European Union, the United Kingdom or United States, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations such other controls administered by the U.S. Customs and Border Protection.

“FCA” means the UK Financial Conduct Authority, the Payment Services Regulations 2017, the Financial Services and Markets Act 2000 or any similar, successor or replacement authority which takes on any or all of the rights and responsibilities thereof.

“FCA Handbook” means the Handbook of Rules and Guidance published by the FCA (as amended from time to time).

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“FSMA” means the UK Financial Services and Markets Act 2000 and any legislation and regulation made thereunder, all as amended from time to time.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.K. private limited company are its memorandum and articles of association, the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association, and the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation (or analogous document) and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership (or analogous document), the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation (or analogous document).

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private) whether supernational, national regional or local.

“Group Company” and “Group Companies” means, collectively, the Original Company and its Subsidiaries or, after the Demerger Completion, the New Company and its Subsidiaries.

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses, and breakage of prepayment penalties or premiums that are payable arising under or in respect of (a) indebtedness for borrowed money (including the current portion thereof), (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (calculated assuming the maximum amount payable with respect thereto, whether or not contingent), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn (e) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, in each case, to the extent of the liability in respect of such arrangement as of such time, (f) amounts owed to any holder of equity securities of the Group Companies or to such holder’s Affiliates (other than (1) amounts solely between or among the Group Companies and (2) liabilities under ordinary course of business commercial arrangements, salary, wages and bonuses), and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Indemnification Deed” has the meaning set forth in Section 5.14(f).

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising in any jurisdiction or under any international convention, including all (a) patents and patent applications, rights in inventions industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, get-up, domain names and URLs, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing; (c) copyrights and works of authorship, database and design rights, rights in data, and other sui generis rights, mask work rights and moral rights, rights to sue for passing off and in unfair competition, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing; (d) rights of privacy and publicity, including rights to the use of names, likenesses, images, voices, signatures and biographical information of real perIs; (e) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (f) rights in or to Software or other technology; and (g) rights in opposition proceedings and any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intended Tax Treatment” has the meaning set forth in Section 5.5(a).

“Investment Company Act” means the Investment Company Act of 1940.

“Investor Rights Agreement” has the meaning set forth in the recitals.

“IPO” has the meaning set forth in Section 8.18.

“ITEPA” has the meaning set forth in Section 3.16(r).

“Key Company Shareholder” means all Company Shareholders that are (a) executive officers, directors, affiliates or founders of the Company or the Company Subsidiaries, including each of their respective family members and (b) 5% or greater holders of voting equity securities of the Company.

“Key Employees” means Dan Wagner, Arthur Yao, Sauvik Banerjjee, Peter Vesco, Salman Ahmed, Mark Turner and Richard Burchill.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, Order, judgment, injunction, award, decree, writ, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter including without limitation, any provisions of FSMA, the principles, regulations, rules or guidance set out in the

FCA Handbook, any directive or regulation of the European Parliament and of the Council relating to financial services (as amended from time to time) and any legislation, law or regulation made, or relating to the implementation of, any directive or regulation of the European Parliament and of the Council relating to financial services (including, without limitation, any equivalent or similar law, rule or regulation implemented in the United Kingdom as a result of its withdrawal from the European Union) or in any other county in which a Group Company is incorporated, has any presence or provides any services or carries on any activities, in all cases as amended from time-to-time.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Loan Agreements” has the meaning set forth in the introductory paragraph to this Agreement.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Permits” has the meaning set forth in Section 3.6.

“Measurement Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Merger” has the meaning set out in Section 2.1(b).

“Merger Closing” has the meaning set out in Section 2.1(c).

“Merger Closing Date” has the meaning set out in Section 2.1(c).

“Merger Effective Time” has the meaning set out in Section 2.1(d).

“NASDAQ” means The Nasdaq Stock Market.

“NASDAQ Proposal” has the meaning set forth in Section 5.8.

“Newly Issued Shares” means (i) those 163,265 Company Shares which were issued by the Original Company to Igor Lychagov on 25 January 2023, (ii) 612,245 Company Shares issued to Bradley Wickens on 7 December 2022, (iii) 612,245 Company Shares issued to Apeiron Investment Group Limited on 7 December 2022 and (iv) those 816,326 Company Shares issued to Jeremy San on 16 November 2022 and the references to the numbers of shares in (i), (ii), (iii) and (iv) shall be after the Pre-Closing Demerger and the Company Reorganisation to such number of Company Shares in the New Company as represents an equivalent proportion of the then issued share capital of the New Company immediately after the Pre-Closing Demerger and Company Reorganisation as they represented of the issued share capital of the Original Company before the Pre-Closing Demerger and the Company Reorganisation.).

“Non-Party Affiliate” has the meaning set forth in Section 8.13.

“Open Source Software” means any Software that is subject to or licensed, provided or distributed under any open source license (including any Copyleft License), including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license.

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity having jurisdiction over such matter.

“Original Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Original Company Ordinary Shares” means the shares of £0.0001 each in the capital of the Company, designated as “Ordinary Shares” pursuant to the Articles of Association of the Original Company.

“Original Company Series A Shares” means the series A preferred shares of £0.0001 each in capital of the Original Company, designated as “Series A Shares” pursuant to the Articles of Association of the Original Company.

“Original Company Shareholders” means, collectively, the holders of Original Company Shares as of any determination time prior to the Closing.

“Original Company Shares” means, collectively, the Original Company Series A Shares and the Original Company Ordinary Shares.

“Other Closing Company Financial Statements” has the meaning set foI in Section 3.4(c).

“Owned Real Property” has the meaning set forth in Section 3.18(a).

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, consents, filings, licenses, registrations, permits, easements, Orders, franchises, qualifications, rulings, waivers, variances, certificates, or other form of permission, consent, exemption or authority issued, granted, given or otherwise made available by or under the authority of any Governmental Entity, including without limitation, any Permits issued or granted by or under the FCA, any Permits issued any other countries in which any Group Company is incorporated, has any presence or provides any services or carries on any activities, or any Permits issued or granted by another Governmental Entity in the European Union pursuant to any applicable Law (including, without limitation, Part 4A of FSMA), directive or regulation of the European Parliament and of the Council relating to financial services (as amended from time to time) and any legislation, law or regulation made, or relating to the implementation of, any directive or regulation of the European Parliament and of the Council relating to financial services (including, without limitation, any equivalent or similar law, rule or regulation implemented in the United Kingdom as a result of its withdrawal from the European Union), in all cases as amended from time-to-time.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, as applicable, (b) statutory Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, as applicable, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information that (a) can, alone or when combined with other information, identify a natural person, or (b) is otherwise subject to applicable Laws or any privacy policies of the Company governing personal information.

“PIPE Financing” has the meaning set forth in the recitals.

“PIPE Investors” has the meaning set forth in the recitals.

“PIPE Subscription Agreement” has the meaning set forth in the recitals.

“Plan Authorized Shares” has the meaning set forth in Section 5.17.

“Plan of Merger” has the meaning set forth in Section 2.1(d).

“Pre-Closing Armada Shareholders” means the holders of Armada Shares as of any time prior to the Closing.

“Pre-Closing Demerger” has the meaning set forth in the introductory paragraph to this Agreement.

“Pre-Closing Reorganization” has the meaning set forth in Section 2.1(b).

“Previously-owned Land and Buildings” has the meaning set forth in Section 3.18(d).

“Privacy Laws” means all applicable laws in any jurisdiction relating to privacy or the processing or protection of personal data, including (without limitation) the General Data Protection Regulation (Regulation (EU) 2016/679) (the “GDPR”), the UK Data Protection Act 2018, the GDPR as it forms part of the laws of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018, and the e-Privacy Directive (2002/58/EC), and including any predecessor, successor or implementing legislation in respect of the foregoing, and any amendments or re-enactments of the foregoing.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, investigation, demand, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Promised Options” has the meaning set forth in Section 6.2(n).

“Prospectus” has the meaning set forth in Section 8.18.

“Public Shareholders” has the meaning set forth in Section 8.18.

“Public Warrant” means each warrant to purchase one Armada Share at an issue price of $11.50 per share, which are listed on the NASDAQ under the ticker symbol “AACIW.”

“Real Property Leases” means all leases, sub-leases, licenses, concessions or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property (including, without limitation, all amendments, extensions, renewals, guaranties, and other agreements with respect thereto).

“Reissued Options” shall mean the options to purchase Company Shares issued following the Closing Date in lieu of the Promised Options.

“Registration Statement / Proxy Statement” means a registration statement on Form F-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a joint proxy statement/prospectus of the Company therein, and a proxy statement of Armada.

“Regulated Group Company” means a Group Company holding a Permit.

“Regulatory Code of Conduct” includes the rules and guidance set out in the code of conduct in the FCA Handbook and related conduct rules and standards.

“Representatives” means with respect to any Person, such Person’s controlled Affiliates and its and such controlled Affiliates’ respective directors, officers, managers, employees, members, owners, accountants, consultants, advisors, attorneys, agents and other representatives.

“Requisite Approvals” means the affirmative approval of an Investor Majority (as defined in the Company Shareholder Agreement) and of the Series A Investor Approval (as defined in the articles of association of the Original Company and of the New Company to be adopted as part of the Pre-Closing Demerger and the passing of special resolutions of the Original Company and the Company to approve and authorize the transactions contemplated in this Agreement, including but not limited to the Pre-Closing Demerger and Pre-Closing Reorganization.

“Reserve Shares” means a number of additional Company Shares to be issued on or after Closing as the board of directors of the Original Company or after the Pre-Closing Demerger the New Company may determine and including (but not limited to) 50,000,000 Company Shares provided that after the Pre-Closing Demerger and the Company Reorganisation the reference to 50,000,000 Company Shares shall be to such number of Company Shares in the New Company as represents an equivalent proportion of the then issued share capital of the New Company immediately after the Pre-Closing Demerger and Company Reorganisation as such number would have represented of the issued share capital of the Original Company before the Pre-Closing Demerger and the Company Reorganisation.

“Restrictive Covenant Agreements” has the meaning set out in Section 5.18(b).

“Rezolve USA Acquisition” has the meaning set forth in Section 5.22.

“Rezolve USA Consideration” has the meaning set forth in Section 5.22.

“Sanctioned Country” means any country or region that is targeted by comprehensive export, import, financial or investment embargo under any Sanctions Laws (which currently comprise Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means: (i) any Person included on any restricted party list administered by the European Union, the United Kingdom, or the United States, including, without limitation, the UK Consolidated List of Financial Sanctions Targets, the Consolidated List of Persons, Groups, or Entities Subject to EU Financial Sanctions, and the U.S. Specially Designated Nationals and Block Persons List; (ii) any Person that is ordinarily resident in or organized under the laws of a Sanctioned Country; or (iii) any Governmental Entity of a Sanctioned Country; or (iv) any Person that is owned or controlled by one or more persons described in (i), (ii), or (iii) above.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the Armada Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Security Incident” means actions that result in an actual, cyber or security incident that has an adverse effect on a Company IT System, Personal Data or any Company trade secret (including any processed, stored, or transmitted thereby or contained therein), including an occurrence that jeopardizes the confidentiality, integrity, or availability of a Company IT System, Personal Data or any Company trade secret. A Security Incident includes incidents of security breaches or intrusions, denial of service, or unauthorized entry, access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, or destruction of, any Company IT Systems, Personal Data or Company trade secrets, or any loss, distribution, compromise or unauthorized disclosure of any of the foregoing.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Specified Function” means a function specified for the purposes of section 63E of FSMA in the FCA Handbook (as applicable) from time to time.

“Sponsor” has the meaning set forth in the recitals.

“Sponsor Group” mean the Sponsor and each of its members, directors and officers and each of the directors and officers of Armada.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the limited liability company, partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall have the right to appoint a majority of the Board of Directors of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surviving Entity” has the meaning set forth in Section 2.1(b).

“Surviving Entity Governing Documents” has the meaning set forth in Section 2.1(g).

“Tax” means any U.S. federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary Liability for any of the aforementioned.

“Tax Authority” means any Governmental Entity responsible for the collection, imposition or administration of Taxes or Tax Returns.

“Tax Consolidation” means any fiscal unity or Tax consolidation arrangement between two or more companies the effect of which is to treat those companies as a single entity for any Tax purpose.

“Tax Return” means returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Tax Authority in connection with, or relating to, Taxes.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Total Pool Percentage” means a number of Company Shares equal to five percent (5%) of the fully diluted issued and outstanding Equity Securities of the Company as of the Closing or such larger percentage as increased pursuant to Section 5.17(b) .

“Transaction Proposals” has the meaning set forth in Section 5.8.

“Transaction Support Agreements” has the meaning set forth in the recitals.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Trust Account” has the meaning set forth in Section 8.18.

“Trust Account Released Claims” has the meaning set forth in Section 8.18.

“Trust Agreement” has the meaning set forth in Section 4.10.

“Trustee” has the meaning set forth in Section 4.10.

“Unaudited Financial Statements” has the meaning set forth in Section 3.4(a).

“Unpaid Armada Expenses” means the Armada Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Waiving Parties” has the meaning set forth in Section 8.19(a).

“Wickens New Shares” means the 850,000 Company Shares issued to Bradley Wickens on 30 November 2022 such number being adjusted in consequence of the Pre-Completion Demerger and the Company Reorganisation to be such number of Company Shares in the New Company as represents an equivalent proportion of the then issued share capital of the New Company immediately after the Pre-Closing Demerger and Company Reorganisation as they represented of the issued share capital of the Original Company before the Pre-Closing Demerger and the Company Reorganisation.

“Written Consent” has the meaning set forth in Section 5.21.

ARTICLE II

TRANSACTIONS

Section 2.1 Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur:

(a) Company Reorganization. On the first Business Day following the satisfaction (or, to the extent permitted by applicable Law, waiver in writing) of the conditions set forth in Article VI (other than those conditions that by their terms or nature can only be satisfied at or following the Company Reorganization, at the Merger Closing or at the Closing, as applicable), or on such other date and at such place or time as may be agreed to in writing by Armada and the Company (the “Company Reorganization Date”), the Company Shareholders and the Company shall effect the Company Reorganization, pursuant to the terms and subject to the conditions set forth in this Agreement, and the other documents and agreements contemplated thereby. In connection with the Company Reorganization and the Merger (as defined below), the Company Shareholders shall: (i) approve the adoption by the Company of the Memorandum and Articles of Association of the Company attached as Exhibit C (the “Company Pre-IPO Articles of Association”) to take effect upon re-registration of the Company as a public limited company; and (ii) approve the adoption by the Company of the Memorandum and Articles of Association of the Company attached as Exhibit C1 (the “Company Articles of Association”), to become automatically effective on Closing. Notwithstanding anything to the contrary contained herein, no fraction of a Company Security will be issued by the Company by virtue of the Company Reorganization or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Company Security (after aggregating all fractional Company Securities that would otherwise be received by such Person) shall instead have the number of Company Securities issued to such Person rounded down in the aggregate to the nearest whole Company Security. It is agreed that (i) the Reserve Shares are to be issued on or after Closing and Additional Issuances may to the extent not already issued, be issued at any time; (ii) any Additional Issuances are to be dilutive of all holders of Equity Securities in the Company from time to time including on Closing and including Armada, any of its equity holders or any of their respective affiliates but subject in the case of the Additional Issuances to the final sentence of Section 5.17(a); (iii) any Company Shareholder’s holding of Company Shares issued pursuant to the Additional Issuances, or Reserve Shares or as otherwise envisaged in this Agreement shall be additional to his ASC Holding (iv) the conversion of the ANY Deferred Shares into Company Ordinary Shares shall occur on the terms of the ANY Agreement on or after Closing and (iv) for the avoidance of doubt any Company Shares issued after Closing (including without limitation the Reserve Shares) shall be dilutive of all holders of Equity Securities in the Company.

(b) The Merger. Subject to the continuing satisfaction (or, to the extent permitted by applicable Law, waiver in writing) of the conditions set forth in Article VI (other than those conditions that by their terms or nature can only be satisfied at the Merger Closing or the Closing, as applicable), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Merger Effective Time, Rezolve Merger Sub shall be merged with and into Armada (the “Merger” and, together with the Company Reorganization, the “Pre-Closing Reorganization”), whereupon Rezolve Merger Sub will cease to exist and with Armada surviving the Merger (Armada, as the surviving company (as defined in the DGCL) in the Merger, sometimes being referred to herein as the “Surviving Entity”).

(c) Merger Closing. The closing of the Merger (the “Merger Closing”) shall take place on the Merger Closing Date. The date on which the Merger Closing actually takes place is referred to as the “Merger Closing Date.”

(d) Merger Effective Time. On the Merger Closing Date, Armada and Rezolve Merger Sub shall (i) cause the plan of merger with respect to the Merger (the “Plan of Merger”) substantially in the form as agreed to by the Parties at least five (5) Business Days prior to the Merger Closing Date, to be duly executed and filed with the Secretary of State of the State of Delaware and (ii) make any other filings, recordings or publications required to be made by Armada or Rezolve Merger Sub under the DGCL in connection with the Merger. The Merger shall become effective on the date and at the time of the filing of the Plan of Merger, in accordance with the DGCL (which the Parties agree shall be deemed effective as of 12:01 a.m. eastern standard time on the Merger Closing Date) (such date and time being hereinafter referred to as the “Merger Effective Time”).

(e) Effects of the Merger. At the Merger Effective Time, the Merger shall have the effects specified in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of Armada and Rezolve Merger Sub shall immediately vest in the Surviving Entity and the Surviving Entity shall be liable for and subject in the same manner as Armada and Rezolve Merger Sub to all mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of Armada and Rezolve Merger Sub in accordance with the DGCL and as provided in this Agreement (including the Contracts entered into by Armada in connection with the IPO).

(f) Directors and Officers. The directors and officers of Armada as of immediately prior to the Merger Effective Time shall be the directors and officers of the Surviving Entity upon the Merger Effective Time until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the Certificate of Incorporation of the Surviving Entity.

(g) Surviving Entity Governing Documents. Without any further action on the part of Armada or Rezolve Merger Sub, the Certificate of Incorporation and Bylaws of Rezolve Merger Sub shall be the Governing Documents of the Surviving Entity (the “Surviving Entity Governing Documents”) at the Merger Effective Time, except that references therein to Rezolve Merger Sub shall be treated as references to the Surviving Corporation.

(h) Treatment of Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of Armada or Rezolve Merger Sub or the holders of any securities of Armada:

(A) Each Armada Unit issued and outstanding immediately prior to the Merger Effective Time shall be cancelled in exchange for one (1) Company Share and one half of a Company Public Warrant and if any holder has any entitlement to a fraction of a Company Share or Company Public Warrant upon the exchange of all the Armada Units so held by him then that fraction shall be rounded down;

(B) Each Armada Share issued and outstanding immediately prior to the Merger Effective Time shall be cancelled in exchange for one (1) Company Share and if any holder has any entitlement to a fraction of a Company Share upon the exchange of all the Armada Shares so held by him then that fraction shall be rounded down; and

(C) Each Public Warrant issued and outstanding immediately prior to the Merger Effective Time shall be exchanged for one (1) Company Public Warrant (or fraction thereof, as applicable and if any holder has any entitlement to a fraction of a Company Public Warrant upon the exchange of all the Public Warrants so held by him then that fraction shall be rounded down) and shall thereupon be deemed terminated and no longer outstanding.

(i) Pursuant to the terms of the Public Warrants, each of the Company Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Public Warrants, except that they shall represent the right to acquire Company Shares in lieu of Armada Shares.

(j) From and after the Merger Effective Time, all Armada Shares, Armada Units and Public Warrants shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of an Armada Share, Armada Unit or Public Warrant shall cease to have any rights with respect thereto, which shall have been exchanged in accordance with Section 2.1(h).

Section 2.2 Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the Merger Closing Date, immediately prior to the Merger Effective Time, electronically by exchange of the closing executed deliverables. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 2.3 Closing Statement; Aggregate Transaction Proceeds

(a) At least five (5) Business Days prior to the anticipated Closing Date, Armada shall deliver to the Company a statement (the “Armada Closing Payments Statement”) setting forth (i) Armada’s good faith calculation of the Aggregate Transaction Proceeds, including each subcomponent thereof, and reasonably detailed supporting documentation therefor, and (ii) Armada’s good faith calculation, together with reasonable supporting detail of the amount of Unpaid Armada Expenses (together with invoices evidencing any Unpaid Armada Expenses payable to third parties), calculated in a manner consistent with the applicable definitions and amounts contained in this Agreement. Notwithstanding the foregoing, Armada may update the Armada Closing Payments Statement if any of the calculations or amounts shown therein are incorrect as a result of changes in the number of Armada shareholders participating in the Armada Shareholder Redemption or changes in the Aggregate Closing PIPE Proceeds, and in such event all of the calculations derived from the Armada Closing Payments Statement, shall be updated for all purposes under this Agreement prior to the Closing. Prior to the Armada Shareholders Meeting after the final date for delivery of redemption notices with respect to Armada Shares, Armada shall advise the Company of the number of Armada Shares with respect to which valid requests for redemption were received prior to such final date and not validly withdrawn.

(b) At least three (3) Business Days prior to the anticipated Closing Date, the Company shall prepare and deliver to Armada (i) an estimated consolidated balance sheet of the Group Companies as of the Measurement Time (the “Estimated Closing Balance Sheet”), and (ii) a statement (the “Closing Statement”) setting forth the Company’s good faith calculation, together with reasonable supporting detail, of the amount of Unpaid Company Expenses (together with invoices evidencing any Unpaid Company Expenses payable to third parties) and Unpaid Armada Expenses, in each case, calculated in a manner consistent with the applicable definitions and amounts contained in this Agreement and with the Armada Closing Payments Statement.

(c) From and after delivery of the Armada Closing Payments Statement, Estimated Closing Balance Sheet, and the Closing Statement until the date the Armada Closing Payments Statement, Estimated Closing Balance Sheet, and the Closing Statement are deemed final pursuanIo this Section 2.3(c), each Party shall (i) provide the other Party and its Representatives with reasonable access during reasonable times during normal business hours and upon reasonable prior notice to the books and records of the Group Companies or Armada (as applicable) and to senior management personnel of the Group Companies or Armada (as applicable), in each case to the extent reasonably requested by a Party or any of its Representatives in connection with their review of the Armada Closing Payments Statement, Estimated Closing Balance Sheet, and the Closing Statement, (ii) cooperate with the other Party and its

Representatives in connection with their review of the Armada Closing Payments Statement, Estimated Closing Balance Sheet and the Closing Statement and (iii) consider in good faith any potential adjustments raised by the other Party to the Armada Closing Payments Statement, Estimated Closing Balance Sheet, and the Closing Statement and make any corresponding changes to the Armada Closing Payments Statement, Estimated Closing Balance Sheet, and the Closing Statement agreed to by the Company or Armada, as applicable, no later than one (1) Business Day prior to the Closing. Absent manifest error, for all purposes under this Agreement, the final, binding and conclusive calculations of the Armada Closing Payments Statement, Estimated Closing Balance Sheet and the Closing Statement shall be those reflecting the adjustments (if any) made pursuant to clause (I) of this Section 2.3(c).

Section 2.4 [Reserved].

Section 2.5 Promissory Note; Closing Date Cash Payments and Uses.

(a) At the Closing, the Surviving Company shall loan all remaining cash in the Trust Account distributed to Armada to the Company in exchange for a promissory note issued by the Company to Armada substantially in the form attached hereto as Exhibit D (the “Promissory Note”).

(b) Subject to the satisfaction or waiver in writing of the conditions set forth in Article VI (other than those conditions that by their terms or nature can only be satisfied at Closing, but subject to the satisfaction or waiver in writing of those conditions), at the Closing and in consideration for the transactions contemplated herein, the Parties shall disburse all Aggregate Transaction Proceeds in the following order of priority:

(i) first, the Company shall pay, at the Closing, (i) on behalf of the Group Companies, all Unpaid Company Expenses and (ii) on behalf of Armada, all Unpaid Armada Expenses, in each case, by wire transfer of immediately available funds on behalf of the Persons that incurred such Unpaid Armada Expenses and Unpaid Company Expenses or by whom such Unpaid Armada Expenses and Unpaid Company Expenses are payable; and

(ii) second, any remaining amount of Aggregate Transaction Proceeds shall be funded as primary capital to the Company or its Subsidiaries (including for working capital, growth and other general corporate purposes).

Section 2.6 Exchange Procedures.

(a) Exchange Agent. As promptly as reasonably practicable following the Original Date, but in no event later than fifteen (15) Business Days prior to the Merger Closing Date, the Company and Armada shall appoint an exchange agent reasonably acceptable to the Company and Armada (the “Exchange Agent”) (it being understood and agreed, for the avoidance of doubt, that Continental Stock Transfer & Trust Company (or any of its Affiliates) shall be deemed to be acceptable to the Company and Armada) and enter into an exchange agent agreement (the “Exchange Agent Agreement”) with the Exchange Agent for the purpose of facilitating the transactions contemplated by this Agreement (including the provisions of any information, or the entry into of any agreements or documentation, necessary or advisable, as determined in good faith by Armada or the Company, or otherwise required for the Exchange Agent to fulfill its duties as the Exchange Agent in connection with the transactions contemplated hereby).

(b) Merger Exchange Procedures. The Exchange Agent Agreement shall provide that the Exchange Agent shall in conjunction with the registrar to the Company immediately upon the Merger Effective Time, update the register of members of the Company to reflect the Merger based on the register of members of Armada immediately prior to the Merger. In furtherance of the foregoing, as promptly as practicable after the Merger Closing, the Company shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Armada Units (if any), Armada Shares, and Public Warrants a request for each such holder to surrender its certificates or any applicable instruction letter, broker letter or other verification or evidence of title to such Armada Units (if any), Armada Shares, and Public Warrants or an affidavit with suitable bond or indemnity in respect thereof. Within two (2) Business Days after the Merger Effective Time (but in no event prior to the Merger Effective Time) the holder of such Armada Units, Armada Shares, and Public Warrants, as applicable, shall be entitled to receive, and the Company shall cause the Exchange Agent to deliver, respectively, evidence in book-entry form of the Company Shares, and the Company Public Warrants issued to such holders in accordance with the provisions of Section 2.1(h) and this Section 2.6(b).

Section 2.7 Withholding. Armada, the Group Companies and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld or deducted, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding) to the extent permitted by applicable Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP

COMPANIES

For the purposes of this Article III, so far as the context requires, where a warranty and/or representation is given in respect of a Group Company, a reference to any legal term for any action, remedy, procedure, judicial proceeding, legal document, legal status or legal concept shall be deemed to include what most nearly approximates in the relevant jurisdiction for the Group Company in question. Subject to Section 8.8, except as set forth in the Company Disclosure Schedules, (i) the Original Company represented and warranted to Armada as of the Original Date (other than as to Sections 3.1(b) and 3.1(d) and represents and warrants to Armada as of the Second Amendment Date and (ii) the New Company shall represent and warrant to Armada of the Closing as set out in this Article III.

In respect of the representations and warranties given by the Original Company to Armada as of the Original Date and as of the Second Amendment Date, all references to “Company” in this Article III should read as the “Original Company” on the basis the Pre-Closing Demerger had not occurred on the Original Date or the Second Amendment Date, including that the New Company was not incorporated on the Original Date. In respect of the representations and warranties to be given by the New Company to Armada as of the Closing, then assuming the Demerger Completion will have then occurred they are given as at the Closing by the New Company on the basis that the Pre-Closing Demerger will have occurred prior to Closing and that the Original Company will have ceased to be a Group Company prior to Closing and that accordingly references to the Company, the Group and a Group Company refer to the New Company and its subsidiaries after the Demerger Completion save to the extent that any of the representations and warranties refer back to the position as at the Original Date or before the Demerger Completion in which case they shall refer to the Original Company and the Group (or a Group Company) consisting of the Original Company and its subsidiaries.

Section 3.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not be material to the Company, any of its Subsidiaries or the Business.

(b) As of Closing and conditional upon completion of the Pre-Closing Demerger, the New Company will be the parent company of the Group and the Original Company will have ceased to be a Group Company.

(c) True and complete copies of the Governing Documents of the Original Company and the Company Shareholder Agreement have been made available to Armada, in each case, as amended and in effect as of the Original Date. The Governing Documents of the Original Company and the Company Shareholder Agreement are in full force and effect so far as it relates to the Original Company, and the Original Company is not in material breach or material violation of any provision set forth in its Governing Documents or the Company Shareholder Agreement.

(d) As of Closing true and complete copies of the Governing Documents of the New Company have been made available to Armada, the Governing Documents of the New Company are in full force and effect, and the New Company is not in material breach or material violation of any provision set forth in its Governing Documents.

(e) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not be material to the Company, any of its Subsidiaries or the Business.

Section 3.2 Capitalization of the Group Companies.

(a) Except for any changes to the extent permitted by Section 5.1(b) or resulting from the issuance, grant, transfer or disposition of Equity Securities of the Company in accordance with Section 5.1(b), Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, and (ii) the identity of the Persons that are the record owners thereof.

(b) All of the Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable. The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company, the Company Shareholder Agreement or any other Contract to which the Company is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been offered, sold and issued in compliance with applicable Law, including Securities Laws. The Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. Except as set out in the Company Shareholder Agreement and the Governing Documents of the Company, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities.    All of the Equity Securities of the Company have been issued in accordance with all applicable Securities Laws, and are not issued in breach or violation of any preemptive rights or Contract. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the equity holders of Company on any matter. No issued and outstanding shares of any of the Equity Securities of Company are held in treasury.

(c) Section 3.2(c) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record owners thereof. There are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company. All of the Equity Securities of each Subsidiary of the Company have been issued in accordance with all applicable Securities Laws, and are not issued in breach or violation of any preemptive rights or Contract. No Subsidiary of the Company has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the members of such Subsidiary of the Company on any matter. No issued and outstanding shares of any of the Equity Securities of any Subsidiary of the Company are held in treasury.

(d) Except as set forth in Section 3.2(d), none of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(e) Section 3.2(e) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Group Companies.

(f) Section 3.2(f) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies that is material to the business of the Group Companies taken as a whole as of the Original Date (being where the Indebtedness for a single item is in excess of £200,000 and/or where accumulated Indebtedness owed to a certain party is in excess of £200,000), including the principal amount of such Indebtedness, the outstanding balance as of the Original Date, and the debtor and the creditor thereof.

Section 3.3 Authority.

(a) The Company has the requisite corporate authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the Original Date, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. The execution, delivery and performance by the Company of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions have been (as relates to this Agreement) or will be (as relates to the Ancillary Documents) validly authorized and approved by all requisite entity, stockholder, shareholder and member action and no other proceeding on the part of the Company or any of its members is necessary to authorize this Agreement or any Ancillary Document to which it is or will be a party subject to the exceptions set out in Section 3.5(a). This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(b) The board of directors of the Company, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Pre-Closing Reorganization are fair to and in the best interests of the Company, its stockholders and its Subsidiaries and most likely to promote the success of the Company for the benefits of its members taken as a whole, (b) approved this Agreement and the Pre-Closing Reorganization and the Pre-Closing Demerger and declared their advisability, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Pre-Closing Reorganization and directed that this Agreement and the transactions contemplated hereby (including the Pre-Closing Reorganization) (collectively, the “Transactions”) be submitted for consideration by the Original Company’s stockholders. The Requisite Approvals (collectively, the “Company Stockholder Approval”) are the only votes of the holders of any class or series of capital stock of the Original Company or the New Company (as appropriate) necessary to adopt this Agreement and approve the Transactions together with in the case of the Pre-Completion Demerger the approval of the liquidator of the Original Company and such further approvals, court orders or proceedings as may be required by statute and subject to the provisions of sections 110 to 116 Insolvency Act 1986. The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval for the Transactions (but not the Pre-Closing Demerger)_and subject as aforesaid no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions (other than the Pre-Closing Demerger). For the purpose of the Pre-Closing Demerger it is noted that

(i) the approval of a special resolution is required to wind up the Original Company and a separate special resolution under section 110(3) (a) of the Insolvency Act 1986 is also required;

(ii) the approval of the liquidator of the Original Company; and

(iii) the Pre-Closing Demerger is subject to the provisions of statute including without limitation sections 110 to 116 Insolvency Act 1986.

Section 3.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to Armada true, correct and complete copies of (i) the audited consolidated balance sheet of the Group Companies (as measured at each of the financial position dates) as of December 31, 2020, December 31, 2021, and December 31, 2022 and related consolidated profit and loss accounts, statements of changes in equity and statements of cash flows, with the related notes and schedules required by GAAP for the fiscal year then ended and an accompanying audit report (the “Audited Financial Statements”), and (ii) the unaudited condensed, consolidated balance sheet of the Group Companies as of March 31, 2023 (the “Latest Balance Sheet”) and related unaudited condensed, consolidated profit and loss account, statement of changes in equity and statement of cash flows with the selected note disclosures for the period then ended, and include comparative interim statements for the same period in the prior fiscal year (except that the requirement for the comparative balance sheet information may be met by presenting the year-end balance sheet) (the “Unaudited Financial Statements” and the Unaudited Financial Statements, together with the Audited Financial Statements, the “Financial Statements”), each of which are attached as Section 3.4(a) of the Company Disclosure Schedules. The Unaudited Financial Statements shall all be prepared in accordance with GAAP.

(b) The Financial Statements (including the notes thereto) (A) were prepared in accordance with applicable laws using the accounting policies, principles, estimation techniques, measurement bases, practices and procedures as the Group Companies have used historically on a consistent basis; (B) in relation to the Audited Financial Statements (i) comply with accounting standards in force at the date to which they were prepared; and (ii) in relation to the Audited Financial Statements give a true and fair view of the assets and liabilities and state of affairs of the relevant Group Company (and, in relation to the consolidated financial statements of the Company, of the Group Companies as a whole) as of the relevant date to which they are made up and of the profit or loss and cash flows the relevant Group Company (and, in relation to the consolidated financial statements of the Company, of the Group Companies as a whole) for the financial year or other period ended on the date to which they are made up; and (C) in relation to the Unaudited Financial Statements, (i) have been prepared with due care and attention and on a basis consistent with that used in preparing the Audited Financial Statements and (ii) are not misleading and give a fair view of the assets and liabilities of the relevant Group Company (and, in relation to the consolidated financial statements of the Company, of the Group Companies as a whole) as of the relevant date to which they are made up.

(c) Each of (x) the audited consolidated balance sheets of the Group Companies as of December 31, 2020, December 31, 2021 and December 31, 2022 and related consolidated statements of comprehensive income, statement of changes in equity and statement of cash flows for the period from 1 January 2021, to 31 December 2022 and the fiscal years then ended with the related notes and schedules required by GAAP for the fiscal year then ended (the financial statements described in this clause (x), “Closing Company Audited Financial Statements”), when delivered following the Original Date in accordance with Section 5.16 and (y) the other financial statements or similar reports required to be included in the Registration Statement / Proxy Statement or any other filings to be made by the Group Companies with the SEC in connection with the transactions contemplated in this Agreement or any other Ancillary Document (the financial statements described in this clause (y), the “Other Closing Company Financial Statements”), when delivered following the Original Date in accordance with Section 5.16, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which are expected to be material, individually or in the aggregate) and the absence of notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations, stockholders’ deficit and cash flows of the Group Companies as at the date thereof and for the period indicated therein (subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which are expected to be material, individually or in the aggregate)), (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s auditors with respect to such financial statements in accordance with PCAOB standards, and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date of such delivery (including Regulation S-X or Regulation S-K, to the extent applicable).

(d) The Company does not have any Liabilities except (i) as set forth as a liability or a contra-asset on the face of the Latest Balance Sheet or expressly disclosed in the Financial Statements or the accounts for the Company and its subsidiaries as included in the Registration Statement or (ii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance by the Company of its covenants or agreements in this Agreement or any Ancillary Document to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby or (iii) any Liability incurred in the ordinary course of business .

(e) No Indebtedness for borrowed money of any Group Company is due and payable and no security over any of the assets of any Group Company is now enforceable, whether by virtue of the stated maturity date of the Indebtedness having been reached or otherwise; and no Group Company has received any written notice (whose terms have not been fully complied with and/or carried out) from any creditor of that Group Company, intimating the enforcement of any security which it may hold over any assets of that Group Company.

(f) The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements and the Closing Company Audited Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate in all material respects and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(g) Since January 1, 2016, no Group Company has received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or any other Person is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (ii) such filings with and approvals of NASDAQ to permit the Company Securities to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on NASDAQ, (iii) such filings and approvals required in connection with the Pre-Closing Demerger and the Pre-Closing Reorganization, (iv) with respect to the adoption of the Company Pre-IPO Articles of Association and the Company Articles of Association, either (a) the passing of a special resolution of the Company at a duly convened general meeting of the Company or (b) the passing of a special resolution of the Company by a written resolution of the holders of Company Shares by members representing at least 75% of the total voting rights of eligible members entitled to vote on such matter (it being understood and agreed that such vote shall have been obtained prior to (A) the Company Reorganization Date in the case of the Company Pre-IPO Articles of Association and (B) Merger Effective Time in the case of the Company Articles of Association), or (C) those Consents set forth on Section 3.5 of the Company Disclosure Schedules.

(b) None of the execution or delivery by the Original Company or the New Company of this Agreement or any Ancillary Documents to which it is or will be a party, the performance by the Original Company or the New Company of its obligations hereunder or thereunder or the consummation by the Original Company or the New Company of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the relevant Company’s Governing Documents or the Company Shareholder Agreement, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Material Contract to which any relevant Group Company is a party or (B) any Material Permits, (iii) conflict with, violate, or constitute a breach under, any Order or applicable Law to which any relevant Group Company or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien (other than any Permitted Liens) upon any of the assets or properties or Equity Securities of any relevant Group Company.

Section 3.6 Permits. Each of the Group Companies has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted in compliance with all applicable Laws. Each Material Permit is in full force and effect in accordance with its terms and no written notice of revocation, cancellation, restriction or termination of any Material Permit has been received by any Group Company. The Group Companies (including, for the avoidance of doubt, each of their respective directors, officers, employees, contractors or agents) are in compliance with each Material Permit. No application or notice relating to a Material Permit made by any Group Company or a director, officer, employee, contractor or agent of any Group Company has been refused.

Section 3.7 Material Contracts.

(a) Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the Original Date, a party (the Contracts required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, collectively, the “Material Contracts”):

(i) any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than a Permitted Lien) on any material assets or properties of any Group Company in excess of £1,000,000;

(ii) any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed £1,000,000;

(iii) any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed £1,000,000;

(iv) any (A) joint venture (equity-based or otherwise), strategic alliance, material profit-sharing, partnership, revenue sharing, Contract or (B) Contract with respect to material Company Licensed Intellectual Property and which in any case accounts for more than 5% of the revenue of the Company in the last 12 months;

(v) any Contract which is material to the business of the Group Companies taken as a whole that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect;

(vi) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) £1,000,000 annually or (B) £10,000,000 over the life of the agreement;

(vii) except for standard indemnification provisions in Contracts entered in the ordinary course of business with customers or suppliers, any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of £1,000,000;

(viii) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person, in each case in excess of £1,000,000;

(ix) any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;

(x) any Contract with any Person under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar Intellectual Property Rights;

(xi) each Contract providing for the invention, creation, conception or other development of any Intellectual Property (A) by the Company, any Subsidiary of the Company, for any third party, (B) by any third party for the Company, any Subsidiary of the Company, or (C) jointly by the Company, any Subsidiary of the Company, and any third party;

(xii) each Contract providing for the assignment or transfer of any ownership interest in any Intellectual Property by (A) the Company, any Subsidiary of the Company, to any third party or (B) any third party to the Company, any Subsidiary of the Company other than the grant of licenses in the ordinary course of business;

(xiii) each Contract pursuant to which (A) any right, license, permission, consent or covenant not to sue with respect to any Intellectual Property is granted to the Company or any Subsidiary of the Company, by any third party or (B) any right, license, permission, consent or covenant not to sue with respect to any Intellectual Property is granted by the Company or any Subsidiary of the Company, to any third party, in each case (A) and (B), other than Contracts for any “off-the-shelf”, “shrink-wrap” or “click-wrap” Software that is generally commercially available on standard and unmodified terms for an aggregate fee, royalty or other consideration of no more than £500,000;

(xiv) any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other service provider of a Group Company whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of £500,000, or (B) providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;

(xv) any Contract (A) for the disposition of any material portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person, or (B) under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation, in excess of £1,000,000;

(xvi) any settlement, conciliation or similar Contract, (A) the performance of which would be reasonably likely to involve any material payments after the Original Date, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or Armada after the Closing); and

(xvii) any Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of £1,000,000 or (B) aggregate payments to or from any Group Company in excess of £10,000,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than ninety (90) days’ prior written notice.

(b) (i) Each Material Contract is a valid and binding obligation on the applicable Group Company and the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) the applicable Group Company and to the Company’s knowledge, the counterparties thereto are not in material breach of, or default under, any Material Contract and (iii) no event has occurred that (with or without due notice or lapse of time or both) would result in a material breach of, or default under, any Material Contract by the applicable Group Company or to the Company’s knowledge, the counterparties thereto. The Company has made available to Armada true and complete copies of all Material Contracts in effect as of the Original Date, including any and all exhibits, schedules and amendments thereto.

Section 3.8 Absence of Changes. During the period beginning on the date of the Latest Balance Sheet and ending on the Second Amendment Date, (a) no Company Material Adverse Effect has occurred, (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, the Group Companies have conducted their businesses in the ordinary and normal course in all material respects, and (c) no Group Company has taken any action set forth in Section 5.1(b).

Section 3.9 Litigation. There is (and since January 1, 2019 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against or involving any Group Company or any Group Company’s officers, directors, employees, contractors or agents (in their capacity as such) or (in respect of activities performed by a Person on behalf of a Group Company) any Person for whose acts or defaults any Group Company may be vicariously liable which, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole and there are to the Company’s knowledge no existing circumstances likely to give rise to any such Proceeding. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the Original Date, except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, there are no Proceedings by a Group Company pending against any other Person.

Section 3.10 Compliance with Applicable Law. Each Group Company (a) conducts (and since January 1, 2016 has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) has not received any written communications or any other communications from a Governmental Entity which is outstanding and that alleges that such Group Company is not in compliance with any Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.11 Employee Plans.

(a) Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction). With respect to each material Employee Benefit Plan, the Group Companies have provided Armada with true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered.

(b) There are no pending or, to the Company’s knowledge, threatened, material claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits) that are material to the Group Companies, taken as a whole. With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(c) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not materially (alone or in combination with any other event) under existing contractual provisions to which the Company is party (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies or (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, or (iv) result in the termination of any current director, manager, officer, employee, individual independent contractor or other service provider of any of the Group Companies.

(d) No Key Employee will, as a result of the consummation of the transactions contemplated by this Agreement, and otherwise than as expressly contemplated by this Agreement, be entitled to receive any payment or benefit to which he/she would not otherwise have been entitled or be entitled to treat either such event as amounting to a breach of his/her terms and conditions of employment or treat him/herself as dismissed or released from any obligation.

(e) Each Employee Benefit Plan that is required to be registered with HM Revenue & Customs, has been registered with HM Revenue & Customs. No Employee Benefit Plan has any material unfunded or underfunded Liabilities.    No Benefit Plan in relation to the Group Companies in the UK provides retirement benefits which are not “money purchase benefits” as defined in section 181 of the UK Pension Schemes Act 1993. Each Group Company in the UK: (i) has at all times complied with its auto-enrolment obligations under the UK Pensions Act 2008; (ii) has not at any time employed a member of, or been associated or connected (as defined in section 51(3) of the UK Pensions Act 2004) with an employer which employed a member of, an occupational defined benefit pension scheme; and (iii) has not at any time employed an employee who has a right to pension benefits which are not benefits for old age, invalidity or survivors as a result of the transfer of his contract of employment from another employer under the UK Transfer of Undertakings (Protection of Employment) Regulations 2006.

Section 3.12 Environmental Matters. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole:

(a) None of the Group Companies have received any written communication or other communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation of, or Liability under, any Environmental Laws.

(b) There is (and since January 1, 2016 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against or involving any Group Company in respect to any Environmental Laws.

(c) No Group Company has manufactured, released, stored or disposed, of, so as to give rise to contamination by, or exposure of any Person to, any Hazardous Substances, in each case in a manner that has given or would give rise to Liabilities of the Group under Environmental Law.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property, and (ii) Company Licensed Intellectual Property that is material to the business of the Group Companies, in each case, as of the Second Amendment Date. Section 3.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property as of the Second Amendment Date (A) the record owner of such item, (B) the jurisdiction(s) in which such item has been issued or registered or filed, and (C) the issuance, registration or application date, as applicable, for such item.

(b) As of the Original Date, all necessary fees and filings due with respect to any Company Registered Intellectual Property have been submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such Company Registered Intellectual Property in full force and effect. As of the Original Date, no issuance or registration obtained and no application filed by the Group Companies for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. There are no (and since January 1, 2016 there have been no) material Proceedings pending, including litigations, interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Registered Intellectual Property and no such material Proceedings are threatened by any Governmental Entity or any other Person and, to the Company’s knowledge, there are no existing circumstances likely to give rise to any such Proceedings.

(c) A Group Company exclusively, legally and beneficially owns all right, title and interest in and to all material Company Owned Intellectual Property, free and clear of all Liens or obligations to others (other than Permitted Liens) and is not held jointly or in common with any other Person. No Group Company has transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property to any other Person.

(d) Section 3.13(d) of the Company Disclosure Schedules sets forth a list of all current Contracts for Company Licensed Intellectual Property that are material to the business of the Group Companies as of the Original Date, excluding any licenses to off-the-shelf software.

(e) The applicable Group Company has enforceable rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit (as the case may be) the relevant Company Licensed Intellectual Property to the extent required by the applicable Group Company to conduct its business in the ordinary course, no written notice having been given on either side to terminate the Contracts, and the obligations of all parties to such Contracts have been fully complied with.

(f) The Company Owned Intellectual Property and the Company Licensed Intellectual Property, constitutes all of the material Intellectual Property Rights used by the Group Companies in the operation of their respective businesses, and all Intellectual Property Rights necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted in all material respects, and all such Company Owned Intellectual Property and Company Licensed Intellectual Property shall be available for use immediately after the Closing Date by each Group Company on terms and conditions substantially identical to those under which each Group Company owned or used such Company Owned Intellectual Property and Company Licensed Intellectual Property as at the Original Date.

(g) The Company Registered Intellectual Property and the Company Owned Intellectual Property is valid, subsisting and enforceable.

(h) Each Group Company’s directors, employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Company Owned Intellectual Property (each such person, a “Creator”) have agreed or are otherwise legally bound, to maintain and protect the trade secrets and confidential information of all Group Companies. Each Creator has entered into a written agreement with the relevant Group Company pursuant to which such Company Owned Intellectual Property is owned by the relevant Group Company absolutely and all such Creators have waived or assigned to such Group Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with such Group Company.

(i) Each Group Company has taken all reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by each Group Company. Without limiting the foregoing, no Group Company has knowingly disclosed any trade secrets, know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement or other obligation of confidentiality containing appropriate limitations on use, reproduction and disclosure. There has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession each Group Company, or of any written obligations with respect to such.

(j) None of the Company Owned Intellectual Property and none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(k) Neither the conduct of the business of the Group Companies offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Owned Intellectual Property infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates any Intellectual Property Rights of any other Person and no written notice or allegation that is still outstanding has been received by the Group Companies that the Group Companies are infringing any Intellectual Property Rights of any other Person.

(l) Since January 1, 2016, there is no material Proceeding pending nor has any Group Company received any written communications or any other communications (i) alleging that a Group Company has infringed or misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting any Group Company to take a license under any Patent or other Intellectual Property or consider the applicability of any Patents or other Intellectual Property to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(m) To the Company’s knowledge, no Person is infringing or misappropriating any Company Owned Intellectual Property in any material respect. Since January 1, 2018, no Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property in any material respect.

(n) No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. No event has occurred, and no circumstance or condition exists at the Original Date that will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.

(o) No Group Company has used, modified or distributed Open Source Software in a manner that would require any element of the Company Owned Intellectual Property to be disclosed or distributed in source code form, licensed for the purpose of making derivative works, attributable to a third party, restricted from commercial use or redistributable at no or minimal charge.

(p) No Company Software is or has become subject to any Open Source Software license and no Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the delivery, or provision of any Company Software or in any Company Offering, in each case, in a manner that subjects any Company Software or Company Offering to any Copyleft License (or that requires or purports to require any Company Person to grant any Intellectual Property License with respect to Patents).

(q) Any written Open Source Software policies of any Group Company are listed in Section 3.13(s) of the Company Disclosure Schedule, and complete and accurate copies thereof have been delivered to Armada.

(r) There has been no material deviation from or violation of such policies with respect to Open Source Software by the Company.

(s) Except as disclosed in Section 3.13(u) of the Company Disclosure Schedule, no Group Company nor any of their employees (in their capacity as such) is a contributor, committer or submitter with respect to any open source projects.

Section 3.14 Labor Matters.

(a) Section 3.14(a) of the Company Disclosure Schedules sets forth a true and complete list of all employees, independent contractors and other service providers of each Group Company as of November 30, 2021. The Group Companies have provided true and complete copies of the contracts of employment or engagement pursuant to which the Key Employees are employed or engaged. All other employees of the Group Companies are employed under the template contracts of employment disclosed in the Company Disclosure Schedules and true and complete copies of all such templates have been provided to Armada by the Company. Copies of all Group Companies staff handbooks have been disclosed in the Company Disclosure Schedules and true and complete copies of all such handbooks and related policies and procedures have been provided to Armada by the Company.

(b) (i) None of the Group Companies (A) has any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalties, fines, interest, or other sums for failure to pay or delinquency in paying such compensation other than for amounts due for the current monthly period, and (B) has any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies; and (iii) the Group Companies have correctly classified all employees or independent contractors or other service providers of each Group Company.

(c) No Group Company is a party to or bound by any CBA and no employees of any Group Company are represented by any labor union, labor organization, works council, employee delegate, representative or other employee collective group with respect to their employment. There is no duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group, including in connection with the execution and delivery of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby. There has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, or other material labor disputes against or affecting any Group Company. There have been no labor organizing activities with respect to any employees of any Group Company.

(d) Section 3.14(d) of the Company Disclosure Schedules sets forth relevant details of all material employee layoffs, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages has occurred since January 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19.

(e) No offer of a contract of employment or engagement has been made by any Group Company to any person who, if employed or engaged, would be a Key Employee of a Group Company, which has not yet been accepted, or which has been accepted but the individual’s employment or engagement has not commenced. No Key Employee of a Group Company has given or received notice terminating his contract of employment, nor so far as the Company is aware, is any such notice pending or threatened.

(f) In the last six years, no Group Company has been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment Regulations) 2006) and, within this period, none of its employees or former employees has transferred to a Group Company under any such regulations.

(g) The entry into and performance of this Agreement will not:

(i) result in any payment or other benefit to any officer or employee of any Group Company;

(ii) entitle any employee of any Group Company to give notice to terminate his contract of employment or to any additional period of notice;

(iii) so far as the Company is aware (having made no enquiry), result in any employees of any Group Company giving notice to terminate their employment; or

(iv) so far as the Company is aware, adversely affect any Group Company’s employee relations.

Section 3.15 Insurance. Section 3.15 of the Company Disclosure Schedules sets forth a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance owned or held by any Group Company as of the Original Date. Section 3.15 of the Company Disclosure Schedules also sets forth a list of all material (i) outstanding claims made by the Company, its Subsidiaries or any other Person under each such policy since January 1, 2019 or (ii) Proceedings under each such policy since January 1, 2019. All such policies are in full force and effect, all premiums due and payable thereon as of the Original Date have been paid in full as of the Original Date, and true and complete copies of all such policies have been made available to Armada. As of the Original Date any Group Company has not received any threatened termination of any such insurance policies. As of the Original Date, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. With respect to each such insurance policy to which any member of any Group Company is a beneficiary, the policy is, to the Company’s knowledge, legal, valid, binding and enforceable against such member of any Group Company in accordance with its terms and, except for policies that have expired under their terms in the ordinary course.

Section 3.16 Tax Matters.

(a) Each Group Company has prepared and timely filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b) Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, other service providers, creditor, equity interest holder or other third-party.

(c) No Group Company is currently the subject of a Tax audit or examination or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(d) No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No written rulings, clearances or similar agreements have been entered into with or issued by any Tax Authority with respect to a Group Company which agreement, clearance or ruling would be effective after the Closing Date.

(f) There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.

(g) No Group Company (i) has been a member of an Affiliated Group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was a Group Company), (ii) is, so far as the Company is aware, liable to pay any material Tax in consequence of the failure by any other Person (other than a Group Company)to discharge such Tax in circumstances where such other Person is primarily liable for such Tax, or (iii) is or has been a member of any Tax Consolidation (other than solely with other Group Companies).

(h) No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(i) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) which could reasonably be expected to result in a material liability of a Group Company after the Closing Date.

(j) Each Group Company is tax resident only in its jurisdiction of incorporation.

(k) No Group Company is subject to a corporate income tax in a country other than the jurisdiction of its tax residence as a result of having a permanent establishment or an office or fixed place of business in that country, and no Group Company (other than Rezolve Mobile Commerce Inc) is engaged in a trade or business within the United States.

(l) No Group Company has claimed any Tax credits or benefitted from any Tax deferrals granted by any Tax Authority with respect to the COVID-19 pandemic for which repayment or other liability is owed, or is likely to be owed, after the Closing Date.

(m) So far as the Company is aware no Group Company has been required to provide a United Kingdom Tax Authority with any information pursuant to Part 7 of the Finance Act 2004 (as amended) or any related regulations (DOTAS) or any equivalent or similar regime in the jurisdiction in which it is established.

(n) All outstanding shares or securities issued by a Group Company (including any Company Shares) to an officer or employee (or prospective or former officer or employee) of a Group Company and which constitute “restricted securities” within the meaning of section 423 of the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) are the subject of a valid election under section 431(1) ITEPA (or are deemed to be so subject, as a result of section 431A or otherwise), or are not subject to sections 426 to 430 ITEPA by virtue of section 430A, or were acquired for not less than their “IUMV” (as defined in section 428 ITEPA).

(o) Each Group Company has provided adequate reserves in accordance with GAAP in the most recent financial statements of such Group Company for any material Taxes of such Group Company that have not been paid, whether or not shown as being due on any Tax Return.

(p) No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) entered into or created on or prior to the Closing Date; or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(q) No Group Company has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(r) No Group Company has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(s) Each Group Company is classified as an association taxable as a corporation for U.S. federal income tax purposes.

Section 3.17 Brokers. Except as set forth on Section 3.17 of the Company Disclosure Schedule (which fees shall be the sole responsibility of the Company), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its controlled Affiliates for which any of the Group Companies has any obligation.

Section 3.18 Real and Personal Property.

(a) Owned Real Property. Section 3.18(a) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property owned by any of the Group Companies (the “Owned Real Property”). No Group Company has the benefit of any agreement for sale, agreement for lease, option, right of pre-emption, right of first refusal or any other right of acquisition in relation to any real property. The Group Companies’ possession and quiet enjoyment of the Owned Real Property has not been materially disturbed and there are no material disputes with respect to any Real Property Lease.

(b) Leased Real Property. Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies, or used or occupied pursuant to a license or any other contractual relationship by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant, licensee, landlord or licensor as of the Original Date. True and complete copies of all such Real Property Leases have been made available to Armada. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company under any Real Property Lease, and no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default by a Group Company under any Real Property Lease or would permit termination of, or a material modification or acceleration thereof, by the counterparty to any Real Property Lease. The Group Companies’ possession and quiet enjoyment of the Leased Real Property under any Real Property Lease has not been materially disturbed, and there are no material disputes to which a Group Company is party with respect to any Real Property Lease. There are no fees or charges payable in connection with any Leased Real Property by a Group Company which are in the process of being reviewed.

(c) Use by any Group Company of the Owned Real Property and the Leased Real Property for the various purposes for which it is presently being used by such Company is permitted under all applicable Laws, including zoning or is a lawful nonconforming use, and is not subject to outstanding variances or special use permits. All improvements, additions and/or other alterations made by any Group Company are in material compliance with all applicable Laws, including those pertaining to zoning and building, are in good repair and condition (ordinary wear and tear excepted) and in relation to the Leased Real Properties, are otherwise in a state of repair and condition which is consistent and in full compliance with the relevant Group Companies’ obligations under the Real Property Leases.

(d) No Group Company, and no other company that was at any time a Subsidiary of any Group Company, has any actual or contingent liability in respect of Previously-owned Land and Buildings. No Group Company, and no other company that was at any time a Subsidiary of any Group Company, has given any guarantee or indemnity for any liability relating to any Previously-owned Land and Buildings or any other land or buildings. For the purposes of this paragraph “Previously-owned Land and Buildings” shall mean any land and/or buildings that have, at any time before the Original Date, been owned (under whatever tenure) and/or occupied and/or used by any Group Company but which are either: (i) no longer owned, occupied or used by such Group Company; or (ii) are owned, occupied or used by such Group Company but pursuant to a different lease, license, transfer or conveyance.

Section 3.19 Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, partner, member, manager, registered equity holder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any immediate family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business, (ii) any Ancillary Document, and (iii) immaterial Contracts entered into in the ordinary course by the applicable Group Company and the applicable Company Related Party. No Company Related Party (A) owns any interest in any material asset or property used in any Group Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is, or is a director or executive officer of, any Person which is a material supplier, vendor, partner, customer, lessor or other material business relation of any Group Company or (C) owes any material amount to, or is owed any material amount by, any Group Company (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 3.19) are referred to herein as “Company Related Party Transactions”.

Section 3.20 Data Privacy and Security.

(a) Each Group Company has implemented adequate written policies and procedures consistent with its obligations under Privacy Laws and maintains and enforced such policies and procedures. Each Group Company is in all material respects in compliance with all applicable requirements of the Privacy Laws. No Group Company has received any written notice, order, complaint or other correspondence from any Governmental Entity or other person alleging a breach of, or non-compliance with, the Privacy Laws and so far as the Company is aware no circumstances exist which are likely to result in any such notice, order, complaint or other correspondence being sent, served, given or made.

(b) Each Group Company owns or has a valid, subsisting and enforceable license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted or as conducted as at Closing, and such Company IT Systems shall be owned or available for use by each Group Company following the Closing on terms and conditions substantially identical to those under which each such Group Company owned or used such Company IT Systems as at the Original Date. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the operation of the business of the Group Companies, taken as a whole, all Company IT Systems are: (i) free from any defect, bug, virus or programming, design or documentation error, and (ii) in good working condition in all respects to effectively perform all information technology operations necessary for the operation of the Business in accordance with the specifications applicable to them (except for ordinary wear and tear), including for the avoidance of doubt, those under applicable Law. Since January 1, 2020, there have not been any failures, breakdowns, bugs in, security breaches, unauthorized access or use or continued substandard performance of any Company IT Systems or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration or use of any data which have materially disrupted the operations of the Company.

(c) Each Group Company has: (i) security measures, procedures or policies in place that are consistent with current industry practice to: (i) protect the Company IT Systems and any data held on such Company IT Systems; and (ii) prevent unauthorized access or the introduction of viruses or similar destructive code; and (ii) carried out regular reviews of the Company IT Systems and has remedied any weaknesses detected by such reviews.

(d) All material agreements relating to the Company IT Systems are provided under written agreements to which a Group Company is a party, and in respect of each such agreement: (i) it is in full force and effect, no notice having been given to terminate it; (ii) neither entering into, nor compliance with nor completion of, this Agreement will, or is likely to entitle a party to terminate, vary or make a claim under it; and (iii) the obligations of the Company or to the Company’s knowledge any other party under it have been complied with and no disputes have arisen in respect of it.

Section 3.21 Compliance with International Trade & Anti-Corruption Laws.

(a) None of the Group Companies, any of their respective officers, directors or any of their employees or other Representatives, or any other Persons acting for or on behalf of any of the foregoing since January 1, 2016: (i) is or has been a Sanctioned Person, or (ii) is conducting or has conducted business directly or indirectly with any Sanctioned Person.

(b) None of the Group Companies, any of their respective officers, directors or any of their employees or other Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, including without limitation, any government official (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate in violation of applicable law or (iii) otherwise engaged in any activity, practice or conduct in violation of any Anti-Corruption Laws, Export Control Laws or Sanctions Laws.

(c) None of the Group Companies, any of their respective officers, directors or any of their employees or other Representatives, or any other Persons acting for or on behalf of any of the foregoing has been the subject or target of any investigation, inquiry or enforcement Proceedings by any Governmental Entity regarding any offence, alleged offence, or potential offence of any Anti-Corruption Laws, Export Control Laws or Sanctions Laws, and no such investigation, inquiry or Proceedings is threatened or pending, and there are no circumstances likely to give rise to any such investigation, inquiry or Proceedings.

Section 3.22 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective, when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Armada Shareholders and at the time of the Armada Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.23 Regulatory Compliance.

(a) Conduct.

(i) (A) each Group Company is conducting, and has conducted, its business in compliance with all applicable Law in each case except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole and (B) each Group Company has in place and operates contractual arrangements with all outsourced providers of services to it in compliance with all applicable Law in each case, in all material respects.

(ii) Each Regulated Group Company has complied in all material respects with its financial resources, capital adequacy and professional indemnity insurance obligations and requirements as required by applicable Law and all applicable material indemnity insurance policies are in full force and effect, and there have been no claims made by or in respect of any Group Company under any of them.

(iii) (A) no Group Company receives or holds any “client money” (as defined in the FCA Handbook), and (B) no Regulated Group Company has any received written or other notice that any business has been carried on, or is being carried on, in violation of any provisions of the FCA Handbook.

(iv) Each Group Company has at all times maintained adequate policies, procedures, systems and controls in accordance with applicable Law .

(v) No Group Company has been a party to or alleged to have been party to any act or deliberate failure to act, which would result in any regulatory sanctions being threatened against or imposed upon that Group Company or the Group Companies.

(b) No Regulated Activity. No Group Company carries on, or purports to carry on, and has not at any time carried on or purported to carry on, any financial services activities within the scope of any regulatory regime in any jurisdiction, nor has it contravened any Law or regulations relating to the provision of financial services in any such jurisdiction. Except for the Regulated Group Companies, no Group Company carries on, or purports to carry on, and has not at any time carried on or purported to carry on, any activity for which a Permit is required (including, without limitation, a Permit under FSMA or FCA). No Group Company (nor any director, officer, employee, contractor, or agent of the Company or Person discharging a Controlled Function or Specified Function or who is subject to a Regulatory Code of Conduct in respect of any Regulated Group Company (in each case, in their capacity as such)) has contravened, in any material respect, any provision of FSMA, the FCA or of any regulations made thereunder.

Section 3.24 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, Armada and (ii) it has been furnished with or given access to such documents and information about Armada and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article IV and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of Armada or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its

Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article IV and in the Ancillary Documents to which it is or will be a party, neither Armada nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.25 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), THE COMPANY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE IV OR THE ANCILLARY DOCUMENTS, NEITHER ARMADA NOR ANY OTHER PERSON MAKES, AND ARMADA EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ARMADA THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ARMADA BY OR ON BEHALF OF THE MANAGEMENT OF ARMADA OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OTHER PERSON IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY or THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV OR THE ANCILLARY DOCUMENTS, THE COMPANY ACKNOWLEDGES AND AGREES THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ARMADA ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ARMADA, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OTHER PERSON IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO ARMADA

Subject to Section 8.8, except (a) as set forth on the Armada Disclosure Schedules, or (b) except as set forth in any Armada SEC Reports filed prior to the Original Date (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements, disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature, whether or not appearing in such section), Armada, hereby represents and warrants to the Company, as of the Original Date, as follows:

Section 4.1 Organization and Qualification.

(a) Armada is an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable). Armada has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its business as presently conducted, except where the failure to have such power or authority would not have an Armada Material Adverse Effect.

Section 4.2 Authority. Armada has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Armada Shareholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which Armada is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the Original Date, will be upon execution thereof) duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of Armada. This Agreement has been and each Ancillary Document to which Armada is or will be a party will be, upon execution thereof, duly and validly executed and delivered by Armada and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of Armada (assuming this Agreement has been and the Ancillary Documents to which Armada is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto), enforceable against Armada in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3 Board Approval. The Armada Board approval (including any required committee or subgroup of such board), by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way has (a) determined that the Transaction Proposals are in the best interest of Armada and its shareholders and declared it advisable, to enter into this Agreement and the Ancillary Documents and to consummate the transaction contemplated hereby and thereby, (b) approved the execution, delivery and performance by Armada of this Agreement, the Ancillary Documents to which Armada is or will be a party and the transactions contemplated hereby and thereby and (c) resolved to recommend, among other things, that the holders of Armada Shares vote in favor of the approval of this Agreement and the transactions contemplated by this Agreement, and directed that this Agreement and the transactions contemplated hereby, be submitted for consideration by the shareholders of Armada at the Armada Shareholders Meeting.

Section 4.4 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of Armada with respect to Armada’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (ii) such filings with and approvals of NASDAQ to permit the Company Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on NASDAQ, (iii) such filings and approvals required in connection with the Pre-Closing Reorganization, (iv) the Armada Shareholder Approval, (v) the Consents set forth on Section 4.4 of the Armada Disclosure Schedules, and (vi) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have an Armada Material Adverse Effect.

(b) None of the execution or delivery by Armada of this Agreement or any Ancillary Document to which it is or will be a party, the performance by Armada of its obligations hereunder or thereunder or the consummation by Armada of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Governing Documents of Armada, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Armada Material Contract to which Armada is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which Armada or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the assets or properties of Armada, except in the case of any of clauses (ii) through (iv) above, as would not have an Armada Material Adverse Effect.

Section 4.5 Brokers. Except for fees set forth on Section 4.5 of the Armada Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Armada for which Armada has any obligation.

Section 4.6 Information Supplied. None of the information supplied or to be supplied by or on behalf of Armada in writing expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective, when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Armada Shareholders and at the time of the Armada Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that Armada makes no representation with respect to any “risk factors” that do not constitute statements of fact, disclosures in any forward-looking statements, disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature, in each case, supplied by or on behalf of Armada for inclusion in, or relating to information to be included in, the Registration Statement / Proxy Statement.

Section 4.7 Capitalization of Armada.

(a) Section 4.7(a) of the Armada Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding Armada Shares and Public Warrants as of the Original Date. All outstanding Equity Securities of Armada (except to the extent such concepts are not applicable under the applicable Law of Armada’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) immediately prior to the consummation of the Pre-Closing Reorganization have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of Armada and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of Armada) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person.

(b) Except as expressly contemplated by this Agreement, the Ancillary Documents, the Armada SEC Reports or the transactions contemplated hereby or thereby or as otherwise either permitted pursuant to Section 5.9 or issued, granted or entered into, as applicable, in accordance with Section 5.9, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require Armada, and except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed in writing by the Company and Armada, as applicable, there is no obligation of Armada, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Armada.

Section 4.8 SEC Filings. Armada has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the Original Date with the SEC pursuant to U.S. Federal Securities Laws since its initial public offering (collectively, including all of the statements, forms, reports and documents filed or furnished by it in connection with and subsequent to its IPO, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Armada SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the Original Date with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional Armada SEC Reports”). Each of the Armada SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the

Additional Armada SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Armada SEC Reports or the Additional Armada SEC Reports. As of their respective dates of filing, the Armada SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional Armada SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of the Original Date, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Armada SEC Reports. To the knowledge of Armada, none of the Armada SEC Reports or the Additional Armada SEC Reports is subject to ongoing SEC review or investigation.

Section 4.9 Absence of Changes. Since the IPO and ending on the Original Date, no Armada Material Adverse Effect has occurred.

Section 4.10 Trust Account. As of the Original Date, Armada has an amount in cash in the Trust Account equal to at least $150,000,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to, and in accordance with, that certain Investment Management Trust Agreement, dated August 12, 2021 (the “Trust Agreement”), between Armada and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). The Trust Agreement has not been amended or modified and is valid in full force and effect and is enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Armada SEC Reports or the Additional Armada SEC Reports to be inaccurate in any material respect or, to Armada’s knowledge, that would entitle any Person to any portion of the funds in the Trust t Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing Armada Shareholders who shall have elected to redeem their Armada Shares pursuant to the Governing Documents of Armada or (iii) if Armada fails to complete a business combination within the allotted time period set forth in the Governing Documents of Armada and liquidates the Trust Account, subject to the terms of the Trust Agreement, Armada (in limited amounts to permit Armada to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of Armada) and then the Pre-Closing Armada Shareholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of Armada and the Trust Agreement. As of the Original Date, Armada has performed all material obligations required to be performed by it to date, and is not in material default, under the Trust Agreement, and, to Armada’s knowledge, no event has occurred which (with due notice or lapse of time or both) would constitute a material default under the Trust Agreement. As of the Original Date, there are no Proceedings pending with respect to the Trust Account. Since December 1, 2021, Armada has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby (including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing Armada Shareholders who have elected to redeem their Armada Shares pursuant to the Governing Documents of Armada, each in accordance with the terms of and as set forth in the Trust Agreement), Armada shall have no further obligation under either the Trust Agreement or the Governing Documents of Armada to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms. As of the Original Date, assuming the accuracy of the representations and warranties of the Company contained herein and compliance by the Company with its obligations hereunder, other than in respect of Armada Shareholder Redemptions, Armada has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the Company on the Closing Date, assuming the Promissory Note is validly issued as contemplated herein.

Section 4.11 Listing. The issued and outstanding Armada Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “AACIU”. The issued and outstanding Armada Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “AACI.” The issued and outstanding Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “AACIW.” There is no Proceeding pending or, to the knowledge of Armada, threatened in writing against Armada by the NASDAQ or the SEC with respect to any intention by such entity to deregister the Armada Units, the Armada Shares or the Public Warrants or terminate the listing of Armada on the NASDAQ. None of Armada or any of its Affiliates has taken any action in an attempt to terminate the registration of the Armada Units, the Armada Shares or the Public Warrants under the Exchange Act. Armada is not in violation of any of the rules and regulations or applicable continuing listing requirements of the NASDAQ.

Section 4.12 Armada Material Contracts.

(a) The Armada SEC Reports include true and complete copies of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Armada is party (the “Armada Material Contracts”).

(b) Each Armada Material Contract is in full force and effect and, to the knowledge of Armada, is valid and binding upon and enforceable against each of the parties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.13 Transactions with Affiliates. Section 4.13 of the Armada Disclosure Schedules sets forth all Contracts between (a) Armada, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of Armada or the Sponsor, on the other hand (each Person identified in this clause (b), an “Armada Related Party”), other than (i) Contracts with respect to an Armada Related Party’s employment with, or the provision of services to, Armada entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation) (ii) Contracts with respect to a Pre-Closing Armada Shareholder’s or a holder of Public Warrants’ status as a holder of Armada Shares or Public Warrants, as applicable, and (iii) Contracts entered into after the Original Date that are either permitted pursuant to Section 5.9 or entered into in accordance with Section 5.9. No Armada Related Party (A) owns any interest in any material asset or property used in the business of Armada, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, vendor, partner, customer, lessor or other material business relation of Armada or (C) owes any material amount to, or is owed any material amount by, Armada (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to a transaction entered into after the Original Date that is either permitted pursuant to Section 5.9 or entered into in accordance with Section 5.9). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.13 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 4.13) are referred to herein as “Armada Related Party Transactions”.

Section 4.14 Litigation. As of the Original Date, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to Armada’s knowledge, threatened against or involving Armada that, if adversely decided or resolved, would be material to Armada, taken as a whole. As of the Original Date, neither Armada nor any of its properties or assets is subject to any material Order. As of the Original Date, there are no material Proceedings by Armada pending against any other Person.

Section 4.15 Compliance with Applicable Law. Armada (a) conducts (and since its organization, incorporation or formation, as applicable, has conducted) its business in accordance with all Laws and Orders applicable to Armada and is not in violation of any such Law or Order, including any Law or Order related to COVID-19 and (b) has not received any written communications or any other communications from a Governmental Entity that alleges that Armada is not in compliance with any Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to Armada, taken as a whole.

Section 4.16 Business Activities. Since its incorporation, Armada has not conducted any business activities other than the activities (a) in connection with or related to its incorporation or continuing corporate (or similar) existence, (b) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (c) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in Armada’s Governing Documents, there is no Contract binding upon Armada or to which Armada is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Armada, any acquisition of property by Armada or the conduct of business by Armada (including, in each case, following the Closing).

Section 4.17 Internal Controls; Listing; Financial Statements.

(a) Armada has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(b) Since its initial public offering, Armada has complied in all material respects with all applicable listing and corporate governance rules and regulations of NASDAQ. The classes of securities representing issued and outstanding Armada Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. As of the Original Date, there is no material Proceeding pending or, to Armada’s knowledge, threatened against Armada by NASDAQ or the SEC with respect to any intention by such entity to deregister Armada Shares or prohibit or terminate the listing of Armada Shares on NASDAQ. Armada has not taken any action that is designed to terminate the registration of Armada Shares under the Exchange Act.

(c) The Armada SEC Reports contain true and complete copies of the applicable Armada Financial Statements. The Armada Financial Statements (i) fairly present in all material respects the financial position of Armada as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (iii) in the case of the audited Armada Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(d) Armada has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Armada’s assets. Armada maintains and, for all periods covered by the Armada Financial Statements, has maintained books and records of Armada in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Armada in all material respects.

Section 4.18 No Undisclosed Liabilities.

(a) Except for the Liabilities (a) set forth in Section 4.18 of the Armada Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, the Armada Expenses and any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any shareholder demand or other shareholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing), (c) set forth or disclosed in the Armada Financial Statements, (d) that have arisen since the date of the most recent balance sheet included in the Armada SEC Reports in the ordinary course of business, (e) that are either permitted pursuant to Section 5.9 or incurred in accordance with Section 5.9, or (f) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to Armada, taken as a whole, Armada does not have any Liabilities.

(b) Immediately prior to Closing, Armada will have repaid and/or settled and/or discharged all outstanding Liabilities that it owes to any Person (including, without limitation, the liabilities set out or disclosed in the Armada Disclosure Schedules and Armada Financial Statements and any liabilities in respect of tax whether or not actually due for payment).

Section 4.19 Tax Matters

(a) Armada has prepared and timely filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and Armada has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b) Armada has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, other service providers, creditor, equity interest holder or other third-party.

(c) Armada is not currently the subject of a Tax audit or examination or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(d) As of the Original Date, other than as set forth in or provided by this Agreement or any Ancillary Document, so far as Armada is aware, there are no facts, circumstances or plans that, either alone or in combination, would reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

Section 4.20 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Armada Disclosure Schedule), Armada hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Armada, its respective affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its affiliates or any of their respective Representatives by, or on behalf of, Armada, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Armada nor any other person on behalf of Armada has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Armada (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Company, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

Section 4.21 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ARMADA OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), ARMADA ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE III OR THE ANCILLARY DOCUMENTS, THE COMPANY DOES NOT MAKE, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OF EACH GROUP COMPANY THAT HAVE BEEN MADE AVAILABLE TO ARMADA OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY BY OR ON BEHALF OF THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ARMADA OR ANY OTHER PERSON IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III OR THE ANCILLARY DOCUMENTS, ARMADA ACKNOWLEDGES AND AGREES THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF THE COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY OR ANY OTHER GROUP COMPANY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ARMADA OR ANY OTHER PERSON IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) From and after the Original Date until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Original Company shall up to and including the date of completion of the Pre-Closing Demerger (and the New Company shall in respect of the period after completion of the Pre-Closing Demerger), and the Original Company shall cause its Subsidiaries up to and including the date of completion of the Pre-Closing Demerger (and the New Company shall cause its Subsidiaries in respect of the period after completion of the Pre-Closing Demerger) to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by Armada (such consent not to be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects (including continuing to make capital expenditures in the ordinary course of business and in accordance with the capital expenditure and cash budget delivered to Armada prior to the Original Date), (ii) use commercially reasonable efforts to maintain and preserve intact the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, (iii) use commercially reasonable efforts to keep available the services of the current officers, key employees and consultants of the Company, and (iv) conduct the business of the Group Companies in compliance with applicable Law in all material respects and to notify Armada immediately (upon becoming aware of the same) in the event that any of the representations or warranty contained herein ceases to be true and complete in all material respects.

(b) Without limiting the generality of the foregoing, from and after the Original Date until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Original Company shall and shall cause its Subsidiaries up to the Demerger Completion (and the New Company shall cause its Subsidiaries in respect of the period after the Demerger Completion) to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law or any Governmental Entity, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by Armada (it being agreed that any request for such consent shall not be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase or redeem any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company, or otherwise pay any fees, commissions, expenses or other amounts to the Company Shareholders or any of their Affiliates (other than compensation paid in the ordinary course of business and otherwise in accordance with this Section 5.1(b));

(ii) (A) merge, consolidate, combine or amalgamate with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii) adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents or the Company Shareholder Agreement;

(iv) (A) sell, assign, abandon, lease, license or otherwise dispose of any material assets or properties, other than inventory or obsolete equipment in the ordinary course of business, or (B) except in the ordinary course of business, create, subject or incur any Lien on or in respect of any material assets or properties (other than any Permitted Liens);

(v) permit any material item of Company Owned Intellectual Property to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings which are required to maintain such Company Owned Intellectual Property in force as it is currently, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company Owned Intellectual Property;

(vi) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien (or enter into any Contract with respect to any of the foregoing), (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company;

(vii) incur, create or assume any Indebtedness (other than in the ordinary course of business and which is less than £50,000 individually or in the aggregate);

(viii) cancel or forgive any Indebtedness owed to the Company or any of its Subsidiaries;

(ix) grant any Lien;

(x) enter into any compromise or settlement of, or take any other action with respect to, any Proceeding;

(xi) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(xii) (A) adopt, enter into, materially amend or modify or terminate any material Employee Benefit Plan of any Group Company or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the Original Date, (B) except as required by Law or in the ordinary course of business, materially increase or decrease the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (D) hire, furlough or terminate (other than for “cause”) any director, officer, or executive-level employee of any Group Company, or (E) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company;

(xiii) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of £100,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company;

(xiv) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xv) change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards, or otherwise required by GAAP or Securities Laws, or change any Group Company’s accounting reference date;

(xvi) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Document;

(xvii) make or grant any Change of Control Payment that is not set forth on Section 3.2(d) of the Company Disclosure Schedules;

(xviii) make any alterations or improvements to the Owned Real Property or the Leased Real Property, or amend any written or oral agreements affecting the Owned Real Property or the Leased Real Property;

(xix) unless required by Law, (i) modify, extend, or enter into any CBA or (ii) recognize or certify any labor or trade union, labor organization, works council, or group of employees of the Group Companies as the bargaining representative for any employees of the Group Companies;

(xx) (A) amend, modify or terminate any Material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms) (other than in the ordinary course of business), (B) waive any material benefit or right under any Material Contract or (C) enter into any Contract that would constitute a Material Contract if it had been entered into prior to the Original Date (other than in the ordinary course of business);

(xxi) enter into, amend, modify, or waive any material benefit or right under, any Company Related Party Transaction;

(xxii) materially accelerate the collection of accounts receivable, materially delay the payment of accounts payable or accrued expenses, materially delay the purchase of supplies or materially delay capital expenditures, repairs or maintenance or otherwise change the cash management of the Group Companies;

(xxiii) make or commit to make any capital expenditures that exceed, individually or in the aggregate £250,000 over the annual budgeted amount (as contemplated in the annual budget provided to Armada prior to the Original Date) for the current fiscal year or otherwise materially reduce or fail to make any capital expenditure contemplated by such annual budget;

(xxiv) adopt or make any material change in any method of accounting, accounting policies or reporting practices for Tax purposes other than changes that are made in accordance with PCAOB standards, or otherwise required by GAAP or Securities Laws; make any material Tax election which is materially inconsistent with past practice; change or revoke any material Tax election in a manner which is materially inconsistent with past practice; file any material Tax Return or amended Tax Return in each case in a manner materially inconsistent with past practice, except as required by applicable Law; surrender any right to claim a refund of Taxes other than surrenders between Group Companies; fail to pay any material Tax as such Tax becomes due and payable unless such Tax is being contested in good faith; settle any material Tax claim or assessment with a Tax Authority; consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment by a Tax Authority, other than any such extension or waiver that is obtained in the ordinary course of business; or change its U.S. federal income tax classification; or

(xxv) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1(b).

For the avoidance of doubt, the aforementioned provisions in Section 5.1(b) shall not apply to the proposed transfer of up to 44,692,737 Company Shares currently held at the Original Date by DBLP Sea Cow Limited to M1 RE Limited (or an equivalent number, subject to any adjustment to reflect the Pre- Closing Reorganization).

Section 5.2 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article VI and, in the case of any Ancillary Document to which such Party will be a party after the Original Date, to execute and deliver such Ancillary Document when required pursuant to this Agreement, and (ii) the Company taking, or causing to be taken, all actions necessary or advisable to cause the agreements set forth on Section 5.2(a) of the Company Disclosure Schedules to be terminated effective as of the Closing without any further obligations or Liabilities to the Company or any of its Affiliates (including the other Group Companies and, from and after the Closing, Armada)). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. Armada shall promptly inform the Company of any material communication between Armada, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform Armada of any material communication between the Company or any other Group Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, each Party and their respective Affiliates shall not enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of Armada and the Company. In furtherance and not in limitation of the foregoing in this Section 5.2(a), to the extent required under any Antitrust Laws, each party hereto agrees to promptly (and in connection with any required filings under the HSR Act, no later than ten (10) Business Days after the Original Date) make any required filing or application under Antitrust Laws, as applicable. Further, notwithstanding anything to the contrary contained in this Agreement, the Parties agree and acknowledge that any costs or fees related to any required filing or application under Antitrust Laws shall be borne 50/50 by Armada and the Company.

(b) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article V that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

Section 5.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained in this Agreement or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained in this Agreement or such Ancillary Document, as applicable, shall govern and control to the extent of such conflict.

(b) From and after the Original Date until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to Armada and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies) as Armada or its Representatives may from time to time reasonably request. Notwithstanding the foregoing, none of the Group Companies shall be required to provide to Armada or any of its Representatives any information (i) if and to the extent doing so would (A) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (B) jeopardize protections afforded to any Group Company under the attorney-client or solicitor-client privilege or the attorney work product doctrine or (C) be a risk to the health or safety of any Group Company personnel or the personnel of any of their respective Representatives (provided that, in case of each of clauses (A) through (C), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and Armada or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(c) The Parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person.

Section 5.4 Public Announcements.

(a) Subject to Section 5.4(b), Section 5.7 and Section 5.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Company and Armada; provided, however, that each Party, the Sponsor and their respective Representatives may issue or make, as applicable, any such press release, public announcement or other communication (i) if such press release, public announcement or other communication is required by applicable Law (including the rules of any applicable stock exchange with jurisdiction), in which case, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (x) if the disclosing Person is Armada or a Representative of Armada, reasonably consult with the Company in connection therewith and provide the Company with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, or (y) if the disclosing Party is the Company or a Representative of the Company, reasonably consult with Armada in connection therewith and provide Armada with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, (ii) to the extent such press release, public announcements or other communications contain only information previously disclosed in a press release, public announcement or other communication previously made in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that Armada, the Sponsor, the Company and their respective Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect former, current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Armada prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the Original Date. Promptly after the execution of this Agreement on the Original Date, Armada shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Armada shall consider such comments in good faith. A press release concerning this Agreement and the transactions contemplated hereby, each as amended hereby, shall be a joint press release in the form agreed by the Company and Armada prior to the execution hereof as of the Second Amendment Date and such press release (the “Amendment Press Release”) shall be released as promptly as reasonably practicable after the Second Amendment Date. Promptly after the execution of this Agreement on the Second Amendment Date, Armada shall file a current report on Form 8-K (the “Amendment Filing”) with the Amendment Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Armada shall consider such comments in good faith. The Company, on the one hand, and Armada, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Armada, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by Armada and the Company prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), the Company shall file or cause to be filed a Form 20-F (the “Closing Filing”) as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and Armada prior to the Closing (such agreement not to be unreasonable withheld, conditioned or delayed by either the Company or Armada, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5 Tax Matters

(a) Tax Treatment. No Party to the Business Combination Agreement makes any representation or provides any assurances to any other Party to the Business Combination Agreement or to any Armada stockholder or security holder as to the Tax treatment of the Business Combination.

(b) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 5.6 Exclusive Dealing. From the Original Date until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing non-public information), knowingly facilitate, discuss with any third party or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities or other securities of any Group Company (or any controlled Affiliate or successor of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify Armada promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep Armada reasonably informed on a prompt basis of any modifications to such offer or information.

Section 5.7 Preparation of Registration Statement / Proxy Statement. As promptly as reasonably practicable following the Original Date, Armada shall prepare (with the Company’s reasonable assistance and co-operation, including with respect to the Company’s delivery of the Closing Company Audited Financial Statements in accordance with this Agreement), and the Company shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include (i) a prospectus of the New Company for the registration with the SEC of the offering of the New Company Shares comprising the Aggregate Stock Consideration and Armada’s Public Shares and Public Warrants, and (ii) a proxy statement of Armada which will be used for the Armada Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by Armada’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and NASDAQ). For the avoidance of doubt, Armada and the Company shall have no obligations to file with the SEC the Registration Statement/Proxy Statement or any amendment thereto, unless and until the Company shall have delivered the Closing Company Audited Financial Statements and, if and as applicable the Other Closing Company Financial Statements in each case, in accordance with this Agreement. Each of Armada and the Company shall use its respective reasonable best efforts (in each case to the extent within its control) to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements (including the Closing Company Audited Financial Statements) of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. Armada, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for inclusion in any other statement, filing, notice or application made by or on behalf of Armada or the Company to the SEC or NASDAQ in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including delivering the tax representation letters as provided by Section 5.5(c) to enable the delivery of any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 5.5(c). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of Armada, the Company, or, in the case of the Company, Armada, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of Armada, the Company, or, in the case of the Company, Armada (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) the Company shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing Armada Shareholders. The Company and Armada shall as promptly as reasonably practicable advise the other of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the Company Shares for offering or sale in any jurisdiction, and Armada and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to such Party or its Non-Party Affiliates or Representatives, supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, at the time it becomes effective under the Securities Act, and when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Armada Shareholders and at the time of the Armada Shareholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.8 Armada Shareholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, Armada shall (a) duly give notice of and (b) duly convene and promptly hold an annual meeting of its shareholders (the “Armada Shareholders Meeting”) in accordance with the Governing Documents of Armada, for the purposes of obtaining the Armada Shareholder Approval and, if applicable, any approvals related thereto and providing its applicable shareholders with the opportunity to elect to effect an Armada Shareholder Redemption. Armada shall, through the Armada Board, recommend to its shareholders, (A) the adoption and approval of this Agreement and the transactions contemplated hereby (including the transactions contemplated by Section 2.1 and Section 2.5, and the Company Reorganization) (collectively, the “Business Combination Proposal”); (B) the adoption and approval of the transactions contemplated by this Agreement, including the Pre-Closing Demerger, Company Reorganization, the PIPE Financing and to the extent applicable, the Merger (including any change of control in connection with the foregoing), in each case, as required by NASDAQ listing requirements (the “NASDAQ

Proposal”); (C) the adoption and approval of the Company Incentive Equity Plan (the “Incentive Equity Plan Proposal”); (D) the adoption and approval of each other proposal that either the SEC or NASDAQ (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (E) the adoption and approval of each other proposal reasonably agreed to by Armada and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (F) the adoption and approval of a proposal for the postponement or adjournment of the Armada Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (F), collectively, the “Transaction Proposals”). The Armada Board recommendation contemplated by the preceding sentence shall be included in the Registration Statement / Proxy Statement. Notwithstanding the foregoing or anything to the contrary herein, Armada may postpone or adjourn the Armada Shareholders Meeting, after reasonable consultation with the Company (and after taking into account the Company’s input), (1) to solicit additional proxies for the purpose of obtaining the Armada Shareholder Approval, (2) for the absence of a quorum, (3) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Armada has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing Armada Shareholders prior to the Armada Shareholders Meeting or (4) if the holders of Armada Shares have elected to redeem a number of Armada Shares as of such time that would reasonably be expected to result in the condition set forth in Section 6.3(e) not being satisfied.

Section 5.9 Conduct of Business of Armada.

(a) From and after the Original Date until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Armada shall except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with or as a result of the Pre-Closing Reorganization, the Armada Shareholder Redemption or the PIPE Financing), as required by applicable Law, as set forth on Section 5.9 of the Armada Disclosure Schedules, or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed and in any event), (i) operate the business of Armada in the ordinary course in all material respects, (ii) use commercially reasonable efforts to maintain and preserve intact the business organization, assets, properties and material business relations of the Armada, taken as a whole, and (iii) not take any action with respect to itself that the Company and its Subsidiaries are prohibited from taking pursuant to Section 5.1.

Section 5.10 NASDAQ Listing.

(a) Armada shall use its reasonable best efforts to (i) cause the Company Securities issuable in accordance with this Agreement to be approved for listing on NASDAQ, subject to official notice of issuance thereof, and (ii) to satisfy any applicable initial and continuing listing requirements of NASDAQ, in each case as promptly as reasonably practicable after the Original Date, and in any event prior to the Closing. The Company shall, and shall cause its Representatives to, reasonably cooperate with Armada and each of its Representatives in connection with the foregoing.

(b) From the Original Date through the Closing, Armada shall notify the Company of any communications or correspondence received from the NASDAQ with respect to (i) the listing of the Company Shares or other securities of Armada or the Company, (ii) compliance by Armada or the Company with the rules and regulations of the NASDAQ, and (iii) any potential suspension of listing or delisting action contemplated or threatened by the NASDAQ with respect to the Company Shares or other securities of Armada or the Company.

Section 5.11 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver in writing of the conditions set forth in Article VI and provision of notice thereof to the Trustee, (a) at the Closing, Armada shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of Armada pursuant to the Armada Shareholder Redemption, (B) pay the amounts due to the underwriters of Armada’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to Armada, or as directed by Armada, in accordance with the Trust Agreement, and (D) cause the Promissory Note to be issued in accordance with this Agreement and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.12 Transaction Support Agreements. As of the Original Date, Armada has received from each Key Company Shareholder an executed Transaction Support Agreement.

Section 5.13 Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of Armada, as provided in Armada’s Governing Documents or otherwise in effect as of immediately prior to the Closing, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six (6) years and (ii) the Company will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, the Company shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in Armada’s Governing Documents or other applicable agreements as in effect immediately prior to the Closing. The indemnification and liability limitation or exculpation provisions of Armada’s Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified by the Company or any other Person following the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Closing, or at any time prior to such time, were directors or officers of Armada (the “Armada D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Closing and relating to the fact that such Armada D&O Person was a director or officer of Armada on or prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) the Company shall purchase, at or prior to the Closing, and the Company shall maintain, or cause to be maintained, in effect for a period of six (6) years following the Closing, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of Armada in effect as of the Original Date with respect to matters occurring on or prior to the Closing. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) the coverage provided under Armada’s directors’ and officers’ liability insurance policies as of the Original Date.

(c) Prior to the Closing, Armada shall purchase and maintain for such periods as the Company’s Board shall in good faith determine following Closing, at the Company’s expense, insurance reasonable for the Company, given its size and activities, on behalf of any person who is a director or officer of the Company, or is serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including any direct or indirect subsidiary of the Company, against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, subject to customary exclusions.

(d) If the Company or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of the Company shall assume all of the obligations set forth in this Section 5.13.

(e) The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.13 are intended to be third-party beneficiaries of this Section 5.13. This Section 5.13 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Armada and the Company.

Section 5.14 Company Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Closing, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect in accordance with their terms as in effect immediately prior to the Closing and (ii) the Company will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation. To the maximum extent permitted by applicable Law, the Company shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Closing. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified following the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company on or prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of the Group Companies shall have any obligation under this Section 5.14 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Closing, and the Company shall maintain, or cause to be maintained, in effect for a period of six (6) years following the Closing, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies in effect as of the Original Date with respect to matters occurring on or prior to the Closing. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the Original Date.

(d) If the Company or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of the Company shall assume all of the obligations set forth in this Section 5.14.

(e) The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the Company.

(f) the Company and certain individuals shall enter into on Closing an indemnification deed in substantially the same form as set out in Exhibit E (the “Indemnification Deed”), pursuant to which the Company shall indemnify certain directors, officers and/or employees of the Company from certain liabilities as permitted by applicable Law.

Section 5.15 Post-Closing Directors, Name and Articles. Conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and NASDAQ listing requirements, Armada and the Company shall take all actions necessary or appropriate to cause (a) the ten (10) individuals identified in accordance with Section 5.15 of the Company

Disclosure Schedules to be elected as members of the Board of Directors of the Company (the “the Company Board”), effective as of the Closing; (b) the Company Pre-IPO Articles of Association to be effective immediately prior to the Company Reorganization; (c) the Company Articles of Association to be effective as of the Closing. In the event that the Aggregate Transaction Proceeds equal or exceed $150m, then John Wagner shall not be elected as a member of the Company Board which shall then consist of nine (9) individuals.

Section 5.16 PCAOB Financials.

(a) The Company shall deliver to Armada, (i) as promptly as reasonably practicable (and in any event within 60 days) following the Original Date, the Closing Company Audited Financial Statements, and (ii) as promptly as reasonably practicable following the date of the relevant financial statement or other applicable period, the Other Closing Company Financial Statements, in each case, prepared in accordance with Section 3.4(b) (collectively, the “PCAOB Financials”).

(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Group Companies, Armada in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by Armada with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.17 the Company Incentive Equity Plan; Further Dilution.

(a) At least one day prior to the effectiveness of the Registration Statement / Proxy Statement, the board of directors of the Company and the Armada Board shall each separately approve, and in the case of the Company, adopt an equity incentive plan, with such terms and conditions as mutually agreed to by the Parties at least five (5) Business Days prior to the effectiveness of the Registration Statement / Proxy Statement (the “Company Incentive Equity Plan”), in the manner prescribed under applicable Laws, with such the Company Incentive Equity Plan to be effective as of one day prior to the Closing Date. Notwithstanding the foregoing, the Parties agree and acknowledge that (A) the aggregate number of Company Shares authorized under the Company Incentive Equity Plan shall under no circumstances exceed the Total Pool Percentage, minus (y) the number of Company Shares issued or proposed to be issued in connection with the Additional Issuances (the “Plan Authorized Shares”), (B) the Company Incentive Equity Plan will not include any “evergreen” provision or similar provision providing for any increase in the number of Company Shares to be authorized under such plan, (C) the Reissued Options shall be issued following the Closing out of the Plan Authorized Shares and shall not increase the Plan Authorized Shares contemplated pursuant to this Section 5.17 under any circumstances (D) one half of the awards available to be made under the Company Incentive Equity Plan pursuant to (A) shall, during 2022 and 2023, be as determined by Daniel Wagner and the remainder by the Board (or the remuneration committee of the Board). The Company and the Key Company Shareholders covenant and agree that for the avoidance of doubt neither Armada nor any of its equity holders or any of their respective affiliates will as at Closing suffer any dilution of their Equity Interests in the Company as a result of any of the Additional Issuances beyond the Total Pool Percentage.

(b) The Parties agree and acknowledge that following June 30, 2023 (and assuming Closing occurs), the Board shall have the right to increase the number of Company Shares reserved under the Company Incentive Plan by up to 5% per annum for each calendar year commencing in and including 2023, subject to appropriate shareholder approval if required by applicable law or the NASDAQ rules and regulations.

Section 5.18 Employment Agreements and Restrictive Covenant Agreements.

(a) As soon as reasonably practicable following the Original Date and prior to the Closing, the Company will use commercially reasonable efforts to enter into employment agreements with the Key Employees, on terms and conditions and in form and substance reasonably agreeable to Armada, provided, however, that such agreements shall contain an initial term of at least twelve (12) months following the Closing Date and other terms appropriate for a public company as determined by the Parties (collectively, the “Employment Agreements”).

(b) As soon as reasonably practicable following the Original Date and prior to the Closing, the Company will enter into customary restrictive covenant agreements with each Key Company Shareholder, on terms and conditions and in form and substance reasonably agreeable to Armada (collectively, the “Restrictive Covenant Agreements”).

Section 5.19 Acquisition Shares. Deleted.

Section 5.20 Transaction Consents. As soon as reasonably practicable following the Original Date and prior to the Closing, the Company shall obtain the consents, approvals, filings and/or waivers set forth on Section 5.20 of the Company Disclosure Schedules, in form and substance reasonably acceptable to Armada (the “Pre-Closing Consents”). The Company shall promptly inform Armada upon receipt of any such consent, approval, filing or waiver as contemplated by this Section 5.20, together with a copy of such consent or waiver.

Section 5.21 Company Stockholders’ Written Consent. Upon the terms set forth in this Agreement, the Company shall seek the irrevocable written consent, in form and substance reasonably acceptable to Armada, of holders of the Requisite Approval, as applicable, in favor of the approval and adoption of this Agreement and the Pre-Closing Reorganization and all other transactions contemplated by this Agreement (other than the Pre-Closing Demerger) (the “Written Consent”) as soon as reasonably practicable after the date on which the Registration Statement/Proxy Statement is declared effective and in any event within twenty-four (24) hours after Armada notifies the Company of the effectiveness of the Registration Statement/Proxy Statement.

Section 5.22 Post-Closing Transfer of Rezolve USA and Cancellation of Promissory Note. Immediately following the Closing, the Parties will use reasonably best efforts to effect the acquisition of Rezolve Mobile Commerce Inc., a Delaware corporation and subsidiary of the Company, by the Surviving Company, in exchange for capital stock of the Surviving Company (the “Rezolve USA Consideration”), pursuant to documentation reasonably acceptable to the Parties (the “Rezolve USA Acquisition”). Immediately following the effectiveness of the Rezolve USA Acquisition, the Surviving Company will distribute the Promissory Note to the Company in exchange for the Rezolve USA Consideration, thereby extinguishing it.

Section 5.23 Transfer of Ownership in Rezolve Technology S.L.U. Promptly following the Original Date and prior to the Closing, the Company shall effect the transfer of all of the issued and outstanding Equity Securities of Rezolve Technology S.L.U. (registered in Spain with tax company number B01869775) from the current holder(s) thereof to the Company, so that following such transfer and prior to the Closing, the Spain Subsidiary is wholly owned by the Company pursuant to documentation reasonably acceptable to Armada (the “Spain Subsidiary Transfer”).

Section 5.24 Transfer of Intellectual Property. Promptly following the Original Date and prior to the Closing, the Intellectual Property and domain names set forth on Section 5.24 of the Company Disclosure Schedules shall be transferred to the applicable member of the Group Companies, pursuant to documentation reasonably acceptable to Armada (the “Pre-Closing IP Transfer”).

Section 5.25 Transfer of Certain Employees. Promptly following the Original Date and prior to the Closing, the Company shall use commercially reasonable efforts to transfer the employment of (i) all employees who are currently residing in India from the Company to Rezolve Technology Pvt. Ltd. prior to the Closing, in form and substance reasonably acceptable to Armada, prior to the Closing, in form and substance reasonably acceptable to Armada. The Parties agree and acknowledge that to the extent any such employee’s employment is not transferred pursuant to this Section 5.25 prior to the Closing, the Company shall ensure that such transfers are completed within sixty (60) days following the Closing Date.

Section 5.26 PIPE Subscription Agreements. Armada and the Company shall each use its reasonable efforts to satisfy the conditions of the PIPE Investors’ closing obligations contained in the PIPE Subscription Agreement (if any), and consummate the transactions contemplated thereby. Armada and the Company shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements or terminations of, the PIPE Subscription Agreement (if any) in any manner other than (a) as expressly provided for by the terms of the PIPE Subscription Agreement, or (b) to reflect any permitted assignments or transfers of the PIPE Subscription Agreement by the PIPE Investors pursuant to the PIPE Subscription Agreement, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). The Company and Armada shall use their respective reasonable efforts prior to the Closing to procure one or more further investors to enter into PIPE Subscription Agreement(s) with Armada and the Company for the PIPE Financing in form and substance reasonably satisfactory to the Parties.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE CLOSING

Section 6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the Closing are subject to the satisfaction or, if permitted by applicable Law, waiver in writing by the Party for whose benefit such condition exists of the following conditions:

(a) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(b) the Registration Statement / Proxy Statement shall have been filed and will be effective in accordance with the provisions of the Securities Act as of the Closing, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no Proceeding seeking such a stop order shall have been threatened in writing or initiated by the SEC and remain pending;

(c) the Armada Shareholder Approval shall have been obtained;

(d) the Pre Closing Demerger, Company Reorganization and the Merger shall have occurred;

(e) the Company Incentive Equity Plan shall be effective at Closing;

(f) each Consent set forth on Section 6.1(f) of the Armada Disclosure Schedules shall have been obtained (or deemed, by applicable Law, to have been obtained), as applicable;

(g) All required filings under any Antitrust Law shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under any applicable Antitrust Law shall have expired or been terminated, and any pre-Closing reviews, approvals or clearances reasonably required thereunder, or by the NASDAQ or any other Governmental Authority shall have been completed or obtained;

(h) the applicable Company Securities to be issued pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of the issuance thereof;

(i) after giving effect to the transactions contemplated hereby (including the Company Reorganization, the PIPE Financing, the Merger and the Promissory Note), the Company shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Closing;

(j) (i) the Company Fundamental Representations shall be true and correct in all material respects as of the Original Date and as of the Second Amendment Date in relation to the Original Company and as of the Closing Date in relation to the New Company (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein), as though (in the latter case) made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties of the Company (other than the representations and warranties contemplated by clause (i)) contained in Article III of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Original Date and as of the Second Amendment Date in relation to the Original Company and as of the Closing Date in relation to the New Company as though (in the latter case) made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(k) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing;

(l) The Transactions have not been called-in for review by the Government under the National Security and Investment Act 2021 (“NSI Act”) indicating that the Transaction may rise national security issues (the “call-in notice”). For the avoidance of doubt, in the event a call-in notice is served on the Company by the UK Secretary of State in the period prior to Closing, this condition shall nonetheless be satisfied if the Secretary of State either: (a) gives a final notification confirming that no further action will be taken in relation to Transaction under the NSI Act; or (b) makes a final order permitting the Transactions to proceed subject only to such remedies or requirements that are in all respects acceptable to Armada and the Company, and such order not being revoked or varied before Closing;

(m) Since the Original Date, no Company Material Adverse Effect shall have occurred;

(n) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, the following documents to Armada:

(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.1(j), Section 6.1(k), 6.1(l) and 6.1(m) are satisfied, in a form and substance reasonably satisfactory to the Company; and

(ii) the Investor Rights Agreement duly executed by the Company, Armada and the Sponsor.

Section 6.2 Other Conditions to the Obligations of Armada. The obligations of Armada to consummate the Closing are subject to the satisfaction or, if permitted by applicable Law, waiver in writing by Armada of the following further conditions:

(a) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to Armada the following documents:

(i) the Investor Rights Agreement duly executed by applicable parties thereto;

(ii) the Exchange Agent Agreement, duly executed by the Company.

(b) The Restrictive Covenant Agreements shall have been duly executed by the applicable parties thereto;

(c) The Promissory Note shall have been duly executed by the applicable parties thereto;

(d) The Company shall have timely delivered to Armada the PCAOB Financials;

(e) The Contracts listed on Section 6.2(e) of the Company Disclosure Schedules shall have been terminated, including for the avoidance of doubt, the Company Shareholder Agreement, in form and substance reasonably acceptable to Armada;

(f) The Written Consent shall have been received by Armada in accordance with the provisions of Section 5.21 of this Agreement;

(g) Other than those persons identified as continuing directors and officers on Schedule 6.2(g) of the Company Disclosure Schedules, all members of the board of directors, board of managers or similar governing body of each member of the Group Companies shall have executed written resignations in form and substance reasonably acceptable to Armada, effective as of the Closing Date.

(h) The Parties shall have caused the Company Board to consist of those individuals set forth on Section 5.15 of the Company Disclosure Schedules, effective as of the Closing;

(i) (A) the Company Pre-IPO Articles of Association shall be adopted on or immediately prior to the Company Reorganization, and (B) the Company Articles of Association in a form that is in all material respects the same as those appended at Exhibit F to this Agreement.(which supersede and replace the form of articles of association set out at Appendix 1 of the amendment deed on the First Amendment Deed) shall be filed and adopted effective as of the Closing.

(j) The Pre-Closing Consents have been obtained;

(k) The Spain Subsidiary Transfer shall have occurred;

(l) Each of Rezolve Technology S.L.U. (registered in Spain with tax company number B01869775), Rezolve Technology India) Privte Ltd (registered in India with company number CIN – U72900PN2021PTC199649), Rezolve Mobile Commerce Inc. (registered in the United States with company number 20162420380, previously known as Mobizar, Inc.), shall be wholly-owned subsidiaries of the Company after completion of the Pre Closing Demerger, pursuant to documentation and evidence reasonably acceptable to Armada; and

(m) Confirmation and evidence that all options to purchase Equity Securities of the Company or rights to receive such options as listed Schedule 3.2 of the Company Disclosure Schedule or otherwise (collectively, the “Promised Options”) have been rescinded and terminated in full and each such recipient of Promised Options shall have signed a customary release relating to such termination, pursuant to documentation and in form and substance reasonably acceptable to Armada; and

(n) The Pre-Closing IP Transfer should have occurred.

Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the Closing are subject to the satisfaction or, if permitted by applicable Law, waiver in writing by the Company of the following further conditions:

(a) (i) the Armada Fundamental Representations shall be true and correct in all material respects as of the Original Date and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties of Armada (other than the representations and warranties contemplated by clause (i)) contained in Article IV of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Armada Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Original Date and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause an Armada Material Adverse Effect;

(b) Armada shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing;

(c) at or prior to the Closing, Armada shall have delivered, or caused to be delivered, the following documents to the Company:

(i) a certificate duly executed by an authorized officer of Armada, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company;

(ii) the Exchange Agent Agreement, duly executed by Armada and the Exchange Agent;

(iii) the Investor Rights Agreement duly executed by Armada and the Sponsor; and

(iv) a properly executed certification that Armada Shares are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Armada with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

Section 6.4 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was proximately caused by the Company’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement. Armada may not rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was proximately caused by Armada’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Armada and the Company;

(b) by Armada, if any of the representations or warranties set forth in Article III shall not be true and correct or if the Original Company in respect of the period up to and including the date of completion of the Pre Closing Demerger and/or the New Company in respect of the period after completion of the Pre Closing Demerger (as applicable) has failed to perform any covenant or agreement on the part of the Original Company and/or the Company (as applicable) set forth in this Agreement (including an obligation to consummate the Closing when required by this Agreement), in each case, such that the condition to Closing set forth in either Section 6.1 or Section 6.2 would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by Armada, and (ii) the Termination Date; provided, however, Armada may not exercise its right to terminate this Agreement pursuant to this Section 7.1(b) if Armada is then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.3 from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in Article IV shall not be true and correct or if Armada has failed to perform any covenant or agreement on the part of Armada set forth in this Agreement (including an obligation to consummate the Closing when required by this Agreement), in each case, such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Armada by the Company and (ii) the Termination Date; provided, however, the Company may not exercise its rights to terminate this Agreement pursuant to this Section 7.1(c) if it is then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.1(j) or Section 6.1(k) from being satisfied;

(d) by either Armada or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to fifteen (15) days prior to the last date on which Armada may consummate a Business Combination, as defined in and pursuant to the Second Amended and Restated Certificate of Incorporation of Armada, as approved or extended by the stockholders of Armada from time to time (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to Armada if Armada’s breach of any of its covenants or obligations under this Agreement shall have primarily caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have primarily caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either Armada or the Company, if any Governmental Entity having competent jurisdiction shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or action shall have become final and non-appealable;

(f) by either Armada or the Company if the Armada Shareholders Meeting has been held (including any adjournment or postponement thereof), has concluded, Armada’s shareholders have duly voted and the Armada Shareholder Approval was not obtained;

(g) by Armada if the Company shall have failed to deliver the Written Consent to Armada in accordance with Section 5.21 of this Agreement;

(h) by Armada if the PCAOB Financial Statements shall not have been delivered to Armada by the Company on or before the date that is sixty (60) days from the Original Date; or

(i) by either the Company or Armada after service of a Determination Notice.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of Section 5.3(a), this Section 7.2, Article VIII (other than Section 8.17, which shall terminate other than to the extent related to a surviving provision of this Agreement) and Article I (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect any Liability on the part of any Party for its willful and material breach of any covenant or agreement set forth in this Agreement prior to such termination or its fraud.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Non-Survival. The representations, warranties, agreements and covenants in this Agreement of the Parties and in the certificates delivered pursuant to Section 2.3(a), Section 2.3(b), Section 6.1(n)(i) and Section 6.3(c)(i) shall terminate at the Closing, except for (a) those covenants and agreements that, by their terms, expressly contemplate performance in whole or in part after the Closing and (b) this Article VIII (other than Section 8.17, which shall terminate other than to the extent related to a surviving provision of this Agreement) and any corresponding definitions set forth in Article I, which shall survive the Closing until they have been performed or satisfied.

Section 8.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents including any exhibits and schedules attached hereto or thereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of Armada and the Company; provided, however, that following the Closing, the prior written consent of the Sponsor shall be required for any assignment with respect to any continuing rights or obligations of the Sponsor under the Agreement. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.

Section 8.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by Armada and the Company; provided, however, that following the Closing, the written agreement of the Sponsor shall be required for any amendment with respect to any continuing rights or obligations of the Sponsor or the Armada D&O Persons under this Agreement. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio. This Section 8.3 shall not limit the rights or obligations of any person under any Transaction Support Agreement.

Section 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)	If to Armada, to:

c/o Armada Acquisition Corp. I

1760 Market Street

Suite 612

Philadelphia, PA 19103

Attention: Doug Lurio and Stephen Herbert

Email: dlurio@luriolaw.com; sherbert@suncvllc.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

1201 W Peachtree St NE #2800

Atlanta, GA 30309

Attention: Gerry Williams

Email: gerry.williams@dlapiper.com

(b)	If to the Original Company, to:

Rezolve Ltd

80 New Bond Street

London

W1S 1SB

Attention: Dan Wagner, Chief Executive Officer

Email: danwagner@rezolve.com

with a copy (which shall not constitute notice) to:

Taylor Wessing

DX 41 London

5 New Street Square

London EC4A 3TW

UK

Attention: Robert Fenner

Email: r.fenner@taylorwessing.com

(c)	If to the Company, to:

Rezolve AI Ltd (to be renamed Rezolve AI PLC)

80 New Bond Street

London

W1S 1SB

Attention: Dan Wagner, Chief Executive Officer

Email: danwagner@rezolve.com

with a copy (which shall not constitute notice) to:

Taylor Wessing

DX 41 London

5 New Street Square

London EC4A 3TW

UK

Attention: Robert Fenner

Email: r.fenner@taylorwessing.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Companies Act 2006 and related and other applicable UK legislation shall also apply to the Company Reorganization and to the Pre-Closing Demerger and to the extent applicable to actions taken by the Company hereunder).

Section 8.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and Armada shall pay, or cause to be paid, all Unpaid Armada Expenses, and (b) if the Closing occurs, then the Company shall pay, or cause to be paid, all Unpaid Company Expenses and Unpaid Armada Expenses.

Section 8.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided”, “delivered” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to Armada, any documents or other materials posted to the electronic data room located at datasite.com under the project name “Volante” as of 5:00 p.m., Eastern Time, at least one (1) Business Day prior to the Original Date; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 8.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules, in the Armada Disclosure Schedules, corresponding to any Section or subsection of Article III (in the case of the Company Disclosure Schedules) or Article IV (in the case of the Armada Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article III (in the case of the Company Disclosure Schedules) or Article IV (in the case of the Armada Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article III or Article IV may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Exhibits or Schedules does not imply that such amount (or higher or lower amounts) are or are not material, and no party hereto shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Exhibits or Schedules in any dispute or controversy between the parties hereto as to whether any obligation, item, or matter not described herein or included in the Exhibits or Schedules is or is not material for purposes of this Agreement.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.13, Section 5.14, the last sentence of this Section 8.9 and Section 8.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 5.4, Section 8.2, Section 8.3, this Section 8.9, Section 8.13 and Section 8.14. This Section 8.9 shall not limit the rights or obligations of any person under any Transaction Support Agreement and the Shareholder Transfer and Exchange Agreement.

Section 8.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, scanned pages, photographic, facsimile, electronic or similar reproduction of such signed writing (including by pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 8.12 Knowledge of Company; Knowledge of Armada. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules. For all purposes of this Agreement, the phrase “to Armada’s knowledge” and “to the knowledge of Armada” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(b) of the Armada Disclosure Schedules. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules or Section 8.12(b) of the Armada Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13 No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any Armada Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the Armada Non-Party Affiliates, in the case of Armada, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith.

Section 8.14 Extension; Waiver. At any time (prior to the Closing and in the case of Armada, prior to receipt of the Armada Shareholder Approval), (a) the Company may (i) extend the time for the performance of any of the obligations or other acts of Armada set forth herein, (ii) waive any inaccuracies in the representations and warranties of Armada set forth herein or in any document delivered by Armada or (iii) waive compliance by Armada with any of the agreements or conditions set forth herein and (b) Armada may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or in any document delivered by the Company or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights. This Section 8.14 shall not limit the rights or obligations of any person under any Transaction Support Agreement.

Section 8.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

Section 8.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of Delaware), for the purposes of any Proceeding (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail or internationally recognized courier service to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding.

Section 8.17 Remedies.

(a) Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.18 Trust Account Waiver. Reference is made to the final prospectus of Armada, filed with the SEC (File No. 333-257692) on August 16, 2021 (the “Prospectus”). The Company acknowledges and agrees and understands that Armada has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Armada’s public shareholders (including overallotment shares acquired by Armada’s underwriters, the “Public Shareholders”), and Armada may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of Armada entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company nor any of its respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Armada or any of its Representatives, on the one hand, and, the Company and its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with Armada or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Armada or its Affiliates).

Section 8.19 Legal Representation.

(a) Each Party, on its own behalf and on behalf of its directors, managers, officers, owners, employees and Affiliates and each of their successors and assigns (all such parties, the “Waiving Parties”), hereby agrees that DLA Piper LLP (US) (or any successor thereto) may represent the Sponsor or any direct or indirect director, manager, officer, owner, employee or Affiliate of the Sponsor, in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Document the transactions contemplated hereby or thereby (any such representation, the “Armada Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Sponsor or any of their respective Affiliates in connection with the transactions contemplated by this Agreement, and the Company, on behalf of itself and the Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Armada Post-Closing Representation may be directly adverse to the Waiving Parties.

(b) Each Waiving Party hereby agrees that Wilson Sonsini Goodrich & Rosati (or any successor thereto) may represent any Group Company or any direct or indirect director, manager, officer, owner, employee or Affiliate thereof, in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby (any such representation, the “Company Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Group Companies in connection with the transactions contemplated by this Agreement, and each Party on behalf of itself and the applicable Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Company Post-Closing Representation may be directly adverse to the applicable Waiving Parties.

(c) Each Waiving Party hereby agrees that Taylor Wessing LLP (or any successor thereto) may represent any Group Company or any direct or indirect director, manager, officer, owner, employee or Affiliate thereof, in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby (any such representation, the “Company Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Group Companies in connection with the transactions contemplated by this Agreement, and each Party on behalf of itself and the applicable Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Company Post-Closing Representation may be directly adverse to the applicable Waiving Parties.

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

ARMADA ACQUISITION CORP. I

By:
Name:
Title:

REZOLVE LIMITED

By:
Name:
Title:

REZOLVE MERGER SUB, INC.

By:
Name:
Title:

REZOLVE AI LIMITED

By:
Name:
Title:

This agreement has been executed and delivered as a deed on the date shown at the beginning of this agreement.

EXECUTED by Armada Acquisition Corp. I acting by the under-mentioned person(s) acting on the authority of the said company in accordance with the laws of the territory of its incorporation:	/s/ Douglas Lurio Authorised signatory
/s/ Stephen Herbert
Authorised signatory

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EXECUTED by Rezolve Limited an English incorporated company acting by Daniel Wagner a director in the presence of: /s/ Anthony Sharp Witness Anthony Sharp Witness name Witness address	) ) )	/s/ Dan Wagner Director

EXECUTED by Rezolve AI Limited, an English incorporated company acting by Daniel Wagner a director in the presence of:	) ) )	/s/ Dan Wagner Director

/s/ Anthony Sharp
Witness Anthony Sharp Witness name Witness address

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EXECUTED by

Rezolve Group Limited a Cayman Company

acting by the under-mentioned person(s) acting on the authority of the said company in accordance with the laws of the territory of its incorporation:

	) ) ) ) ) ) )	/s/ Dan Wagner Director
/s/ Anthony Sharp
Witness Anthony Sharp Witness name Witness address

EXECUTED by Rezolve Merger Sub, Inc. acting by the under-mentioned person(s) acting on the authority of the said company in accordance with the laws of the territory of its incorporation:	) ) ) ) ) ) )	/s/ Stephen Herbert Authorised signatory

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